Exhibit 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of
October 28, 2009
among
MOTORCAR PARTS OF AMERICA, INC.,
a New York corporation
as Borrower,
UNION BANK, N.A.,
as Administrative Agent,
and
THE FINANCIAL INSTITUTIONS FROM
TIME TO TIME PARTIES HERETO,
as Lenders
$45,000,000

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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Schedules and Exhibits

Exhibit 1.1A	Form of Assignment and Acceptance
Exhibit 2.4(b)	Form of Notice of Borrowing
Exhibit 2.5(b)	Form of Notice of Conversion or Continuation
Exhibit 2.10(a)	Form of Notes
Exhibit 6.3(b)	Form of Compliance Certificate

Schedule 1.1C	Commitments
Schedule 3.1	Existing Letters of Credit
Schedule 5.7	Litigation
Schedule 5.9	Subsidiaries
Schedule 5.10	Taxes
Schedule 5.12	Employee Benefit Plans
Schedule 7.3	Existing Liens

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REVOLVING CREDIT AND TERM LOAN AGREEMENT
     This REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of October 28, 2009, is entered into among Borrower, Administrative Agent and Lenders.
     The parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. The following terms, as used herein, shall have the following meanings:
          “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower.
          “Acquisition” means any transaction, or series of related transactions, by which Borrower or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (ii) acquires control of the securities of a person engaged in an ongoing business representing more than fifty percent (50%) of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than fifty percent (50%) of the ownership interest in any Person engaged in an ongoing business that is not managed by a board of directors or other governing body.
          “Adjusted Debt” means, Borrower’s and Subsidiaries’ consolidated Debt, adjusted to exclude (i) obligations under forward foreign exchange contracts and (ii) direct or contingent obligations under Documentary Letters of Credit.
          “Administrative Agent” means Union Bank or any successor appointed pursuant to the terms of Article 10.
          “Affiliate” means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls ten percent (10%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary. For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” means this Revolving Credit and Term Loan Agreement, as amended or restated from time to time in accordance with its terms.
          “Applicable Base Lending Rate Margin” means, with respect to all Loans, as applicable, the margin set forth below opposite the applicable Leverage Ratio disclosed in the latest Compliance Certificate delivered pursuant to Section 6.3(b) or (e), as applicable:

Applicable Base Lending Rate
Level	Leverage Ratio	Margin For All Loans
I	Greater than or equal to 1.5:1.0	175 basis points
II	Less than 1.5:1.0	150 basis points
          “Applicable LIBOR Lending Rate Margin” means, with respect to all Loans, as applicable, the margin set forth below opposite the applicable Leverage Ratio disclosed in the latest Compliance Certificate delivered pursuant to Section 6.3(b) or (e), as applicable:

Applicable LIBOR Lending Rate
Level	Leverage Ratio	Margin For All Loans
I	Greater than or equal to 1.5:1.0	300 basis points
II	Less than 1.5:1.0	275 basis points
          “Applicable Percentage” means, with respect to all Standby Letters of Credit, the Applicable LIBOR Lending Rate Margin in effect from time to time.
          “Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.
          “Asset Sale” means any sale, transfer or other disposition of Borrower’s or any Subsidiary’s businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.
          “Assignment and Acceptance” means an Assignment and Acceptance entered into by an assigning Lender and an assignee Lender pursuant to Section 11.5(c), substantially in the form of Exhibit 1.1A.
          “Bank Product” means the following financial accommodations extended to Borrower by a Bank Product Provider (other than pursuant to the Agreement): (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH Transactions, (vi) cash management, including controlled disbursement, accounts or services, or (vii) Swaps.

For the avoidance of doubt, financial accommodations under or pursuant to Supplier Agreements are not included in the definition of Bank Product.
          “Bank Product Agreements” means those agreements entered into from time to time by Borrower with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
          “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limiting the generality of the foregoing, all amounts that Administrative Agent or any Lender is obligated to pay or reimburse to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower.
          “Bank Product Provider” means any Lender or any Affiliate of a Lender that provides any Bank Product to Borrower.
          “Bankruptcy Code” means The United States Bankruptcy Code (11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.
          “Base Lending Rate” means the sum of the Reference Rate plus the Applicable Base Lending Rate Margin.
          “Base Lending Rate Portion” means any portion of any Loan designated by Borrower as bearing interest at the Base Lending Rate pursuant to Section 2.4 or 2.5.
          “Base LIBOR” applicable to any Interest Period for a LIBOR Lending Rate Portion means the greater of (i) one percent (1%) per annum, and (ii) the offered rate per annum (rounded upward to the nearest one-eighth of one percent (0.125%) if any, to first-class banks in the LIBOR market quoted by Administrative Agent at 11:00 a.m. Pacific time, two (2) LIBOR Business Days prior to the first day of such Interest Period for Dollar deposits of an amount comparable to the principal amount of the LIBOR Lending Rate Portion for which the LIBOR Lending Portion is being determined with maturities comparable to the Interest Period for which such LIBOR Lending Rate will apply.
          “Borrower” means Motorcar Parts of America, Inc., a New York corporation.
          “Borrower’s Account” means Borrower’s general deposit account number 3030160435 maintained with Administrative Agent.
          “Borrowing” means a borrowing on the Revolving Loans or Term Loans from the Revolving Loan Lenders or the Term Loan Lenders, as applicable, or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of a Protective Advance, pursuant to the terms and conditions hereof.
          “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the City of Los Angeles, California are authorized or required by law or executive order or decree to close.
          “Capital Expenditures” means expenditures made in cash, or financed with long term debt, by any Person for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, all as calculated in accordance with GAAP. The term “Capital Expenditures” shall not include the purchase of assets or property in connection with any sale-leaseback transaction permitted pursuant to Section 7.6 of this Agreement.
          “Capital Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.
          “Capital Lease Obligations” of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
          “Change of Control” means with respect to any Person, an event or series of events which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and, for purposes of determining whether a “group” holds more than twenty-five percent (25%) of the equity securities of Borrower, excluding from the shares held by any such “group” shares of common stock of Borrower held as of the date of this Agreement by Mel Marks, Richard Marks and each of the members of the Marks family) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

          “Closing Date” means the date when all of the conditions set forth in Section 4.1 have been fulfilled to the satisfaction of Administrative Agent and its counsel.
          “Closing Fee” has the meaning set forth in Section 2.13(c).
          “Collateral” has the meaning given to such term in the Security Agreement.
          “Collateral Access Agreement” has the meaning given to such term in the Security Agreement.
          “Commitment” means a Lender’s Revolving Credit Commitment and/or the Term Loan Commitment, as the context requires.
          “Compliance Certificate” means a certificate of compliance to be delivered quarterly in accordance with Section 6.3(b) (or annually in accordance with Section 6.3(e)), substantially in the form of Exhibit 6.3(b).
          “Consolidated EBITDA” means, with respect to any period, the sum of (without duplication) (i) Consolidated Net Income for such period (excluding extraordinary gains and losses); (ii) Consolidated Interest Expense during such period; (iii) accrued federal and state income taxes payable by Borrower and the Subsidiaries during such period which are included in the determination of Consolidated Net Income; and (iv) Borrower’s and the Subsidiaries’ consolidated depreciation, amortization and non-cash expenses to the extent that such non-cash expenses are reflected in the financial statements delivered pursuant to Section 6.3(a) or Section 6.3(d) during such period; in each case calculated in accordance with GAAP.
          “Consolidated Effective Tangible Net Worth” means, as of any date of determination, the result of (i) Borrower’s consolidated total stockholder’s equity, minus (ii) the sum of (a) all Intangible Assets of Borrower, and (b) all notes receivable and other amounts due to Borrower from Borrower’s officers, employees and Affiliates, plus (iii) Subordinate Debt.
          “Consolidated Interest Expense” means, with respect to any period, the current interest accrued during such period in accordance with GAAP on the aggregate amount of Borrower’s and the Subsidiaries’ consolidated Debt, including the interest portion of Borrower’s and the Subsidiaries’ consolidated Capital Lease Obligations.
          “Consolidated Net Income” means, with respect to any period, the consolidated net income of Borrower and the Subsidiaries after all federal, state and local income taxes reflected on Borrower’s Financial Statement for such period, calculated in accordance with GAAP.
          “Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s: (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the deferred purchase price of property or services (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed; and (x) payment obligations owing under Swaps. For avoidance of doubt, “Debt” shall not include (i) acquisition holdbacks, (ii) customer market concessions or (iii) trade obligations incurred in the ordinary course of business other than such trade obligations which are aged more than 90 days past stated due date and not otherwise being contested in good faith by Borrower for which adequate reserves have been established in accordance with GAAP.
          “Default Rate” has the meaning given to such term in Section 2.3(b).
          “Defaulting Lender” has the meaning given to such term in Section 2.4(e).
          “Defaulting Lender Rate” means (i) for the first 3 days from and after the date the relevant payment is due, the Base Lending Rate, and (ii) thereafter, the interest rate then applicable to Base Lending Rate Portions of Revolving Loans plus 300 basis points.
          “Distributions” means dividends or distributions of earnings made by a Person to its shareholders, partners or members, as the case may be.
          “Documentary Letter(s) of Credit” means a sight or usance letter of credit issued in connection with the importation or other acquisition of goods by Borrower.
          “Dollars” or “$” means lawful currency of the United States of America.
          “Eligible Assignee” means (i) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of One Billion Dollars ($1,000,000,000); (ii) any Lender party to this Agreement; (iii) any Affiliate of any Lender; and (iv) if an Event of Default exists, any other Person (other than a natural Person) reasonably acceptable to Administrative Agent. Notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of the Borrower or any Defaulting Lender.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.
          “ERISA Event” means (i) a Reportable Event with respect to a Plan or Multiemployer Plan, (ii) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (iii) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (v) any event or condition (a) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA

Group from a Multiemployer Plan, or (vii) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.
          “ERISA Group” means Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrower are treated as a single employer under Section 414 of the Internal Revenue Code.
          “Event of Default” has the meaning set forth in Section 8.1.
          “Expenses” means (i) all reasonable expenses of Administrative Agent and/or Issuing Lender paid or incurred in connection with their due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all reasonable attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all reasonable expenses of Administrative Agent and/or Issuing Lender, including reasonable attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all reasonable costs or expenses paid or advanced by Administrative Agent and/or Issuing Lender which are required to be paid by Borrower under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Administrative Agent and/or Issuing Lender, and (iv) if an Event of Default occurs, all reasonable expenses paid or incurred by Administrative Agent, Issuing Lender and/or any Lender, including reasonable attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.
          “Extraordinary Cash Receipts” means any cash reflected on Borrower’s consolidated balance sheet for two consecutive quarters in excess of Ten Million Dollars ($10,000,000) received by Borrower or any of its Subsidiaries outside the ordinary course of business consisting of the proceeds of one or more equity offerings.
          “Federal Funds Rate” means for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of San Francisco, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

          “Fee Letter” means that certain letter agreement, dated June 18, 2009, between Borrower and Administrative Agent.
          “Fees” means the Closing Fee, the Unused Revolving Commitment Fee, the Letter of Credit Fees and the fees set forth in the Fee Letter.
          “Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly or quarterly Financial Statements. Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.
          “Fixed Charge Coverage Ratio” means as of the last day of each fiscal quarter, the ratio of: (i) (a) Consolidated EBITDA for the four fiscal quarter period ending on such day, minus (b) the provision for federal and state income tax expense as shown on the consolidated statements of income of Borrower and its Subsidiaries during the applicable fiscal period ending on such date; to (ii) the sum of (a) principal payments made on Borrower’s and the Subsidiaries’ consolidated long-term Debt for the four fiscal quarter periods ending on such day, (b) payments of Capital Lease Obligations of Borrower and the Subsidiaries for the four fiscal quarter periods ending on such day (exclusive of the interest portion), (c) Consolidated Interest Expense for the four fiscal quarter period ending on such day, and (d) Distributions paid by Borrower and the Subsidiaries during the four fiscal quarter period ending on such day; in each case calculated in accordance with GAAP.
          “Foreign Lender” means a Lender organized under the laws of a jurisdiction outside the United States.
          “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect from time to time.
          “Governing Documents” means the certificate or articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.
          “Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranty Obligation” shall mean, as to any Person, any (i) guaranty by such Person of Debt of, or other obligation performable by, any other Person or (ii) assurance given by such Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business and customary indemnities given in connection with asset sales in the ordinary course of business.
          “Hazardous Materials” means all or any of the following: (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (ii) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives or any radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.
          “Indemnified Person(s)” has the meaning given to such term in Section 11.3(c).
          “Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.
          “Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.
          “Intellectual Property Security Agreement” means each certain Intellectual Property Security Agreement now or hereafter entered into by Borrower and Administrative Agent, for the benefit of Lenders and Bank Product Providers.
          “Interest Payment Date” means:
               (i) with respect to each Base Lending Rate Portion, the first day of each and every month commencing the first such day after the making of such Loan, the Revolving Loans Maturity Date (in the case of the Revolving Loans), and the Term Loans Maturity Date (in the case of the Term Loans); and
               (ii) with respect to each LIBOR Lending Rate Portion, the earlier of: (a) the last day of the Interest Period with respect thereto, or (b) if the Interest Period has a duration of more than three months, every LIBOR Business Day that occurs during such Interest Period every three months from the first day of such Interest Period.

          “Interest Period” means, with respect to each LIBOR Lending Rate Portion, the period commencing on the date of the making of such Loan and ending on the numerically corresponding day one (1), three (3), six (6) or twelve (12) months thereafter as Borrower may elect pursuant to the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, however, that:
               (i) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month in which case such Interest Period shall end on the immediately preceding LIBOR Business Day;
               (ii) any Interest Period which begins on the last LIBOR Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;
               (iii) no Interest Period respecting the Revolving Loans may extend beyond the Revolving Loans Maturity Date; and
               (iv) no Interest Period respecting the Term Loans may extend beyond the Term Loans Maturity Date.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.
          “ISP” means the International Standby Practices (1998 version), and any subsequent versions or revisions approved by a Congress of the International Chamber of Commerce Publication 590 and adhered to by Issuing Lender.
          “Issuing Lender” means Union Bank.
          “Knowledge” has the meaning given to such term in Section 11.9.
          “L/C Participants” means all of the Revolving Loan Lenders other than the Issuing Lender.
          “Lenders” means the banks and financial institutions from time to time parties to this Agreement, including without limitation Issuing Lender (each, a “Lender”).
          “Lending Office” means each Lender’s office located at its address set forth on the signature pages hereof, or such other office of such Lender as it may hereafter designate as its Lending Office by notice to Borrower.
          “Letter(s) of Credit” means any Documentary Letter(s) of Credit and Standby Letter(s) of Credit issued by Issuing Lender, pursuant to Section 3.1.

          “Letter of Credit Application” means Issuing Lender’s standard form of Letter of Credit Application.
          “Letter of Credit Fee” has the meaning given to such term in Section 3.3(a).
          “Letter of Credit Sublimit” means Seven Million Dollars ($7,000,000).
          “Letter of Credit Obligations” means, on any date of determination, the sum of (a) Letter of Credit Usage at such time plus (b) Reimbursement Obligations at such time.
          “Letter of Credit Usage” means, on any date of determination, the aggregate maximum amounts available to be drawn under all outstanding Letters of Credit, without regard to whether any conditions to drawing could then be met.
          “Leverage Ratio” means, as of the date of determination, the ratio of: (i) Borrower’s and the Subsidiaries’ consolidated Adjusted Debt, minus Extraordinary Cash Receipts; to (ii) Consolidated EBITDA for the four (4) fiscal quarter period ending on such date.
          “LIBOR” means London interbank offered rate.
          “LIBOR Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in Los Angeles, California and London, England.
          “LIBOR Lending Rate” means, with respect to a LIBOR Lending Rate Portion, the rate per annum (rounded upwards if necessary to the nearest whole one-eighth of one percent (0.125%) determined as the sum of: (i) the quotient of: (a) Base LIBOR for the relevant Interest Period of such LIBOR Lending Rate Portion; divided by (b) the number equal to one hundred percent (100%) minus the LIBOR Reserve Percentage with respect to such Interest Period; plus (ii) the Applicable LIBOR Lending Rate Margin; provided, however, solely with respect to the Term Loans, in no event and at no time shall the LIBOR Lending Rate be less than three and three-quarters of one percent (3.75%) per annum. The LIBOR Lending Rate shall be adjusted automatically on the effective date of any change in the LIBOR Reserve Percentage, such adjustment to affect any LIBOR Lending Rate Portion outstanding on such effective date to the extent such change is applied retroactively to eurocurrency funding of a member bank in the Federal Reserve System. Each determination of a LIBOR Lending Rate by Administrative Agent, including, but not limited to, any determination as to the applicability or allocability of reserves to eurocurrency liabilities or as to the amount of such reserves, shall be conclusive and final in the absence of manifest error.
          “LIBOR Lending Rate Portion” means any portion of any Loan designated by Borrower as bearing interest at the LIBOR Lending Rate pursuant to Section 2.4 or 2.5.
          “LIBOR Reserve Percentage” means, for any Interest Period of any LIBOR Lending Rate Portion, the daily average of the stated maximum rate (rounded upward to the nearest one-eighth of one percent (0.125%) as determined by Administrative Agent in accordance with its usual procedures (which determination shall be conclusive in the absence of manifest error), at which reserves are required to be maintained during such Interest Period by Administrative Agent or any Lender (including supplemental, marginal, and emergency reserves) under Regulation D by Administrative Agent or any Lender against Eurocurrency liabilities (as such term is defined in Regulation D), but without benefit or credit of proration, exemptions, or offsets that might otherwise be available to Administrative Agent or any Lender from time to time under Regulation D. Without limiting the generality of the foregoing, LIBOR Reserve Percentage shall include any other reserves required to be maintained by Administrative Agent or any Lender against (i) any category of liabilities that includes deposits by reference to which the LIBOR Lending Rate for a LIBOR Lending Rate Portion is being determined and (ii) any category of extension of credit or other assets that includes a LIBOR Lending Rate Portion.
          “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.
          “Loan Document(s)” means each of the following documents, instruments, and agreements individually or collectively, as the context requires:
               (i) the Notes;
               (ii) the Security Agreement;
               (iii) the Stock Pledge Agreements;
               (iv) the Bank Product Agreements;
               (v) the Intellectual Property Security Agreement;
               (vi) the Subordination Agreement;
               (vii) the Fee Letter; and
               (viii) such other documents, instruments, and agreements (including intellectual property security agreements, control agreements, financing statements and fixture filings) executed or delivered by the Borrower or its Subsidiaries as Administrative Agent may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Administrative Agent in connection herewith.
          “Loans” means the Revolving Loans and the Term Loans (each, a “Loan”).
          “Majority Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (iv) of the definition of Pro Rata Shares, but excluding for the purposes of this determination the Commitments of any Defaulting Lender) equal or exceed 51%; provided, that at any time there are two or more Lenders (excluding any Defaulting Lender), Majority Lenders must include at least two Lenders.

          “Majority Revolving Loan Lenders” means, at any time, Lenders whose aggregate Revolving Credit Commitment Percentage (but excluding for the purposes of this determination the Revolving Loan Commitments of any Defaulting Lender) equals or exceeds 51%; provided, that at any time there are two or more Lenders (excluding any Defaulting Lender), Majority Lenders must include at least two Lenders.
          “Majority Term Loan Lenders” means, at any time, Lenders whose aggregate Term Loan Commitment Percentage (but excluding for the purposes of this determination the Term Loan Commitments of any Defaulting Lender) equals or exceeds 51%; provided, that at any time there are two or more Lenders (excluding any Defaulting Lender), Majority Lenders must include at least two Lenders.
          “Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower or, to the extent applicable its Subsidiaries to perform its obligations under this Agreement and the Loan Documents to which it is a party (including, without limitation, repayment of the Obligations as they come due), (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Administrative Agent and Lenders hereunder and thereunder, (iv) the value of the Assets assigned or pledged to Administrative Agent as Collateral, or (v) the priority of Administrative Agent’s Liens with respect to the Assets assigned or pledged thereto as Collateral.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.
          “Net Cash Proceeds” means in connection with any Asset Sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such Asset Sale, less any proceeds used to replace the Asset which is the subject of the Asset Sale and net of (i) reasonable and customary out of pocket amounts paid in respect of attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions, (ii) amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on any Asset which is the subject of such sale, (iii) other reasonable and customary fees, expenses and commissions incurred in connection with the Asset Sale, and (iv) taxes paid or reasonably estimated to be payable as a result of such Asset Sale, to the extent payable in the year in which the Asset Sale occurred or the year immediately following.
          “Notes” means, collectively, the Revolving Notes and the Term Notes (each, a “Note”).
          “Notice of Borrowing” means an irrevocable notice from Borrower to Administrative Agent of Borrower’s request for a Borrowing pursuant to the terms of Section 2.4, substantially in the form of Exhibit 2.4(b).

          “Notice of Conversion or Continuation” means a written notice given pursuant to the terms of Section 2.5(b), substantially in the form of Exhibit 2.5(b).
          “Obligations” means any and all indebtedness, liabilities, and obligations of Borrower owing to Administrative Agent and Lenders, and/or the Bank Product Providers pursuant to this Agreement or the Loan Documents, and to their successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.3(b) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding). The Obligations shall include, without limiting the generality of the foregoing, all principal and interest and other payment obligations owing under the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.
          “Operating Lease” means any lease of an Asset by a Person which, in conformity with GAAP, is not a Capital Lease.
          “Participant” has the meaning set forth in Section 11.5(d).
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Acquisition” means any Acquisition by Borrower or any of its Subsidiaries (as applicable, the “acquirer”) of another Person, or the business or assets of such Person, engaged in a line of business comparable or complementary to the existing business of Borrower or such Subsidiary (the “target”), provided that: (i) no Unmatured Event of Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (ii) such Acquisition shall have been approved by the board of directors or the owners of the target; (iii) the pro-forma balance sheets as of the date of such Acquisition and the projections for the four (4) fiscal quarters immediately following the date of such Acquisition (including pro-forma financial covenants) provided by Borrower to Administrative Agent shall have demonstrated that, after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Section 7.13, inclusive, of this Agreement; (iv) the aggregate consideration paid by acquirer in connection with any such single Acquisition shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000); and (v) the aggregate consideration paid by acquirer in connection with all of such Acquisitions made during the term of this Agreement shall not exceed Twenty Million Dollars ($20,000,000).

          “Permitted Debt” shall mean:
               (i) the Obligations;
               (ii) the Subordinate Debt and any refinancings, renewals, extensions or amendments in respect of such Debt, provided that (i) the amount of such Subordinate Debt (as determined at the time of such refinancing, renewal, extension or amendment thereof) shall not be increased or the terms modified so as to cause such Subordinate Debt to be repaid sooner than originally provided and (ii) the Subordinate Debt remains subject to the terms of the Subordination Agreement;
               (iii) Debt consisting of Permitted Investments permitted pursuant to Section 7.8 of this Agreement;
               (iv) Debt consisting of Permitted Guaranty Obligations permitted pursuant to Section 7.10 of this Agreement and any renewals, extensions or amendments in respect of such Debt so long as the amount of such Debt is not increased thereby nor the maturity thereof shortened as a result thereof;
               (v) Borrower and its Subsidiaries may become and remain liable with respect to intercompany Debt, provided that such Debt, if owed by Borrower, is subordinated to the Obligations;
               (vi) workers’ compensation insurance arrangements in the nature of indebtedness and reimbursement obligations of Borrower to its employees for business expenses;
               (vii) Debt of Borrower or any of its Subsidiaries incurred to finance the purchase of equipment constituting a Capital Expenditure permitted by Section 7.11 of this Agreement (and any refinancings, renewals, extensions or amendments in respect of such Debt that do not increase the amount of such Debt (as determined at the time of such refinancing, renewal, extension or amendment thereof));
               (viii) Capital Lease Obligations (including without limitation those incurred in connection with any sale-leaseback transaction) in the aggregate principal amount at any one time outstanding not to exceed Twelve Million Dollars ($12,000,000);
               (ix) other Debt existing on the date of this Agreement and reflected in the unaudited consolidated Financial Statement of Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2009 (including Capital Lease Obligations), and refinancings, renewals, extensions or amendments that do not increase the amount thereof (as determined at the time of such refinancing, renewal, extension or amendment thereof) (except by the refinancing costs);
               (x) obligations of any Borrower or any Subsidiary existing or arising under any Swap entered into in the ordinary course of business to hedge or mitigate risks to which Borrower or its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes; and

               (xi) other Debt not described hereinabove incurred by Borrower or any of its Subsidiaries after the date of this Agreement in the ordinary course of business; provided, however, that the aggregate principal amount of such other Debt at any one time outstanding shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000). and
          “Permitted Discretion” means a determination made in the exercise of good faith (from the perspective of a secured commercial lender) business judgment.
          “Permitted Guaranty Obligations” shall mean:
               (i) Guaranty Obligations of Borrower existing on the date of this Agreement, and refinancings, renewals, extensions or amendments that do not increase the amount thereof (except by the refinancing costs);
               (ii) Guaranty Obligations under the Loan Documents, if any;
               (iii) Guaranty Obligations of Borrower under the Supplier Agreements; and
               (iv) Guaranty Obligations of any Borrower or any Subsidiary in respect of Debt, Operating Leases or other obligations incurred in the ordinary course of business not otherwise prohibited hereunder, in an aggregate amount not to exceed at any time One Million Dollars ($1,000,000).
          “Permitted Investments” means (i) subject to clause (v) of the definition of Permitted Debt, investments consisting of intercompany loans and advances made by (a) any Subsidiary to another Subsidiary, (b) any Subsidiary to Borrower or (c) any Borrower to any Subsidiary, (ii) investments consisting of capital contributions or other investments in equity by (a) any Subsidiary to another Subsidiary or (b) Borrower to any Subsidiary, (iii) other investments in an aggregate amount outstanding at any time not to exceed Five Hundred Thousand Dollars ($500,000) and (iv) any of the following investments denominated and payable in Dollars, maturing within one year from the date of acquisition, selected by Borrower: (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having a credit rating obtainable from Standard & Poor’s Corporation (“S&P”) of not less than A-1 or not less than P-1 from Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper or corporate promissory notes bearing at the time of acquisition a credit rating of S&P of not less than A-1 or not less than P-1 from Moody’s issued by United States, Canadian, European or Japanese bank holding companies or industrial or financial companies, with maturities of 180 days or less; (d) certificates of deposit issued by and bankers acceptances of and interest bearing deposits with Agent; and (e) money market funds organized under the laws of the United States or any state thereof that invest predominantly in any of the foregoing investments permitted under clauses (a), (b), (c) and (d).

          “Permitted Liens” shall mean:
               (i) Liens for taxes not yet payable or Liens for taxes being contested in good faith and by proper proceedings diligently pursued, provided that adequate reserves shall have been made therefor on the applicable Financial Statement, the Lien shall have no effect on the priority of Administrative Agent’s security interest in the Collateral and a stay of enforcement of any such Lien shall be in effect or the contest thereof effectively suspends enforcement of any such Lien;
               (ii) Liens in favor of Administrative Agent securing the Obligations;
               (iii) Any Lien granted by Borrower or any of its Subsidiaries in connection with any Capital Lease Obligation permitted under this Agreement (including any sale-leaseback transaction), so long as such Lien extends only to the leased asset to which such Capital Lease Obligation relates;
               (iv) Liens upon equipment granted in connection with the acquisition of such equipment by Borrower or any of its Subsidiaries after the date hereof (including, without limitation, pursuant to Capital Leases); provided, however, that (a) the cost of such acquisition constitutes a Capital Expenditure permitted by Section 7.11 of this Agreement, (b) the Debt incurred to finance each such acquisition is permitted by this Agreement and (c) each such Lien attaches only to the equipment acquired with the Debt secured thereby, and the proceeds and products thereof (or, if such Lien attaches to personal property of Borrower or any of its Subsidiaries other than such equipment (and the proceeds and products thereof), then Borrower shall cause the holder of such Lien to execute an intercreditor agreement with Administrative Agent, on behalf of the Lenders, in form and substance acceptable to the Administrative Agent in its sole discretion, subordinating such holder’s Lien on such other personal property to Lenders’ security interest in such other personal property);
               (v) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property which do not in the aggregate materially detract from the value of the real property or materially interfere with their use in the ordinary conduct of the business of Borrower or any of its Subsidiaries;
               (vi) pledges or deposits under workers’ compensation, unemployment insurance, social security and other similar laws applicable to Borrower or any of its Subsidiaries;
               (vii) Liens relating to statutory obligations of Borrower or any of its Subsidiaries with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
               (viii) judgment Liens that do not constitute an Event of Default;

               (ix) Liens set forth on Schedule 7.3, provided that any such Lien only secures the Debt that it secures on the Closing Date and any refinancings, renewals, extensions or amendments in respect thereof;
               (x) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money;
               (xi) Liens on amounts deposited in connection with the making or entering into of contracts or leases in the ordinary course of business and not in connection with the borrowing of money;
               (xii) Liens arising from protective UCC financing statements regarding Operating Leases;
               (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
               (xiv) other Liens securing Debt or other obligations in an aggregate amount outstanding at any time not to exceed Two Hundred Fifty Thousand Dollars ($250,000).
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Plan” means an employee benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.
          “Pro Rata Share” means, as of any date of determination:
          (i) with respect to a Lender’s obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (a) prior to the Revolving Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (1) the sum of such Lender’s Revolving Credit Commitment, by (2) the aggregate Revolving Credit Commitments; and (b) from and after the time that the Revolving Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (1) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (2) the aggregate outstanding principal amount of all Revolving Loans;

          (ii) with respect to a Lender’s obligation to make a Term Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (a) prior to the Term Loan Commitments being terminated or reduced to zero, the percentage obtained by dividing (1) the sum of such Lender’s Term Loan Commitment, by (2) the aggregate Term Loan Commitments; and (b) from and after the time that the Term Loan Commitments have been terminated or reduced to zero, the percentage obtained by dividing (1) the outstanding principal amount of such Lender’s Term Loan by (2) the aggregate outstanding principal amount of all Term Loans;
          (iii) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (a) prior to the Revolving Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (1) such Lender’s Revolving Credit Commitment, by (2) the aggregate Revolving Credit Commitments, and (b) from and after the time that the Revolving Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (1) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (2) the aggregate outstanding principal amount of all Revolving Loans; and
          (iv) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.6), the percentage obtained by dividing (a) the sum of all of such Lender’s Commitments, by (b) the Total Credit; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (a) the outstanding principal amount of such Lender’s Loans plus such Lender’s ratable portion of the Letter of Credit Usage, by (b) the outstanding principal amount of all Loans plus the aggregate amount of the Letter of Credit Usage.
          “Protective Advances” has the meaning given to such term in Section 2.14(a).
          “Reference Rate” means the higher of (i) the variable rate of interest announced by Administrative Agent at its corporate headquarters as its base rate and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and (ii) the Federal Funds Rate plus one half of one percent (1/2%). The Reference Rate is determined by Administrative Agent from time to time as a means of pricing credit extensions to some customers and is neither directly tied to some external rate of interest or index nor necessarily the lowest rate of interest charged by Administrative Agent at any given time for any particular class of customers or credit extensions.
          “Register” has the meaning given to such term in Section 10.13.
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended or supplemented from time to time.
          “Reimbursement Obligations” means the obligations of Borrower to reimburse Issuing Lender, pursuant to Section 3.5, for amounts drawn under Letters of Credit.

          “Reportable Event” means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.
          “Reserve” means a borrowing reserve established in connection with the Revolving Credit Commitment, which reserve shall remain in effect, if and only if, Borrower is a party to any factoring program or similar arrangement with a factor reasonably satisfactory to the Administrative Agent, pursuant to which the accounts receivable of Borrower owing by its largest account debtor are being factored by such factor.
          “Reserve Amount” means the amount of the Reserve, which shall be Seven Million Five Hundred Thousand Dollars ($7,500,000), from and after the Closing Date.
          “Responsible Officer” means either the Chief Executive Officer, Chief Financial Officer or Controller of a Person, or such other officer, employee, or agent of such Person designated by a Responsible Officer in a writing delivered to Administrative Agent.
          “Restricted Payments” shall mean (i) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any of its Subsidiaries’ stock, (ii) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any of its Subsidiaries’ stock or Subordinate Debt, other than (a) the Obligations arising under this Agreement or (b) so long as no Event of Default has occurred and is continuing, or shall be caused thereby, principal and interest, when due, under Permitted Debt (including any refinancings, renewals, extensions or amendments in respect of such Permitted Debt), without acceleration or modification of the amortization as in effect on the date of this Agreement, or any other payment or distribution made in respect thereof, either directly or indirectly, or (iii) any payment, loan contribution or other transfer of funds or other property to any stockholder of Borrower (made by virtue of the fact that the recipient of such payment, loan, contribution or other transfer of funds or other property is a stockholder of Borrower) or any of its Subsidiaries, other than, with respect to subparagraphs (i), (ii) and (iii) hereinabove, (x) regularly scheduled interest and principal payments on account of any subordinated indebtedness permitted hereunder, and (y) such other amounts, if any, which are expressly and specifically permitted in this Agreement; provided, however, that no payment to Administrative Agent or any Lender shall constitute a Restricted Payment.
          “Retiree Health Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.
          “Revolving Credit Commitment” means, with respect to any Revolving Loan Lender, the amount indicated under such Lender’s name on Schedule 1.1C under the heading Revolving Credit Commitment or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the amount of the assigning Lender’s Revolving Credit Commitment assigned to such assignee Lender (collectively, the “Revolving Credit Commitments”).

          “Revolving Credit Commitment Percentage” means, with respect to any Revolving Loan Lender, the percentage indicated on Schedule 1.1C under the heading Revolving Credit Commitment Percentage or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the percentage of the assigning Lender’s Revolving Credit Commitment assigned to such assignee Lender.
          “Revolving Loan Lender” means each of the Lenders indicated on Schedule 1.1C under the heading Revolving Loan Lenders, and also means any assignee of such Lender pursuant to Section 11.5(c).
          “Revolving Loans” has the meaning given to such term in Section 2.1.
          “Revolving Loans Maturity Date” means October 28, 2011, subject to any extension thereof pursuant to Section 2.19.
          “Revolving Notes” means, collectively, the promissory notes executed by Borrower to the order of each Lender pursuant to Section 2.10(a) to evidence such Lender’s Revolving Loans.
          “Security Agreement” means that certain Security Agreement, dated as of even date herewith, between Borrower and Administrative Agent, for the benefit of Lenders and Bank Product Providers.
          “Settlement” has the meaning given to such term in Section 2.16(a).
          “Settlement Date” means (a) the Closing Date, (b) every Wednesday after the Closing Date or, if such day is not a Business Day, the next succeeding Business Day, and (c) any other Business Day designated as a “Settlement Date” by the Administrative Agent in its discretion upon not less than one (1) Business Day’s notice to each Lender.
          “Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term “debts” includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

          “Standby Letter(s) of Credit” means a letter of credit other than a Documentary Letter of Credit.
          “Stock Pledge Agreement” means each certain Stock Pledge Agreement now or hereafter entered into between Borrower and Administrative Agent, for the ratable benefit of Lenders.
          “Subordinate Debt” means the Creditor Obligations as defined in the Subordination Agreement.
          “Subordination Agreement” means that certain Subordination Agreement, dated August 19, 2008, among Suncoast Automotive Products, Inc., a Florida corporation, Borrower and Administrative Agent.
          “Subsidiary” means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower or one or more Subsidiaries of Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          “Supplier Agreement(s)” means (i) those certain supplier agreements or equivalent agreements entered into from time to time in the ordinary course of business and on terms and conditions consistent with (or more favorable to Borrower than) current industry standards, pursuant to which Borrower, as supplier, shall agree to sell at a discount all of its rights, title and interest in and to certain of its accounts receivable to various buyers or investors (or their agent), and (ii) any one of such supplier agreements.
          “Swaps” means any and all obligations arising under or in connection with any transaction now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including without limitation any interest rate swap transaction between Borrower and a Bank Product Provider.
          “Swing Lender” means Union Bank or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.15.
          “Swing Loan” has the meaning specified therefor in Section 2.15.

          “Taxes” has the meaning set forth in Section 9.1.
          “Term Loans” has the meaning given to such term in Section 2.2.
          “Term Loan Commitment” means, with respect to any Term Loan Lender, the amount indicated opposite such Lender’s name on Schedule 1.1C under the heading Term Loan Commitment or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the amount of the assigning Lender’s Term Loan Commitment assigned to such assignee Lender (collectively, the “Term Loan Commitments”).
          “Term Loan Commitment Percentage” means, with respect to any Term Loan Lender, the percentage indicated on Schedule 1.1C under the heading Term Loan Commitment Percentage or, in the case of any Lender that is an assignee Lender pursuant to Section 11.5(c), the percentage of the assigning Lender’s Term Loan Commitment assigned to such assignee Lender.
          “Term Loan Lender” means each of the Lenders indicated on Schedule 1.1C under the heading Term Loan Lenders, and also means any assignee of such Lender pursuant to Section 11.5(c).
          “Term Loans Maturity Date” means October 28, 2014.
          “Term Loan Notes” means, collectively, the promissory notes executed by Borrower to the order of each Lender pursuant to Section 2.10(a) to evidence such Lender’s Term Loan.
          “Total Credit” means Forty-Five Million Dollars ($45,000,000).
          “Transferee” has the meaning set forth in Section 11.5(e).
          “UCC” means the California Uniform Commercial Code, as amended or supplemented from time to time.
          “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.
          “Union Bank” means Union Bank, N.A.
          “Unmatured Event of Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          “Unused Revolving Commitment Fee” has the meaning set forth in Section 2.13(b).

     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.
     1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.
     1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or. References in this Agreement to determination by Administrative Agent include good faith estimates by Administrative Agent (in the case of quantitative determinations), and good faith beliefs by Administrative Agent (in the case of qualitative determinations). The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.
     1.5 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.
     1.6 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     1.7 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

ARTICLE 2
TERMS OF THE CREDIT
     2.1 Revolving Loans. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the other terms and conditions hereof, each Revolving Loan Lender severally agrees to make revolving loans (“Revolving Loans”) to Borrower, upon notice in accordance with Section 2.4(b), from the Closing Date up to but not including the Revolving Loans Maturity Date, the proceeds of which shall be used only for the purposes allowed in Section 7.1, subject to the following conditions and limitations:
          (a) the aggregate principal amount of Revolving Loans outstanding made by any Revolving Loan Lender after giving effect to any proposed Borrowing plus such Revolving Loan Lender’s Pro Rata Share of the Letter of Credit Obligations on such date shall not exceed the amount of such Lender’s Revolving Credit Commitment;
          (b) the aggregate principal amount of Revolving Loans outstanding made by all Revolving Loan Lenders after giving effect to any proposed Borrowing plus the Letter of Credit Obligations on such date shall not exceed the aggregate Revolving Credit Commitments minus the then applicable Reserve Amount; and
          (c) Borrower shall not be permitted to borrow, and Revolving Loan Lenders shall not be obligated to make, any Revolving Loans to Borrower, unless and until all of the conditions for a Borrowing set forth in Section 4.2 have been met.
          (d) Borrower may repay and, subject to the terms and conditions hereof, reborrow Revolving Loans. All such repayments shall be made to Administrative Agent for the account of each Revolving Loan Lender. All such repayments shall be without penalty or premium except as otherwise required by Section 2.6(a) with respect to repayments of LIBOR Lending Rate Portions. Borrower shall give Administrative Agent at least one (1) Business Day’s prior written notice of any repayment of a Base Lending Rate Portion and at least three (3) LIBOR Business Days’ prior written notice of any repayment of a LIBOR Lending Rate Portion, upon receipt of which, Administrative Agent shall promptly give notice to each Revolving Loan Lender. Upon receipt of any such notice of a repayment, Administrative Agent shall promptly notify each Revolving Loan Lender thereof. Administrative Agent shall, promptly following its receipt thereof, distribute to each Revolving Loan Lender its Pro Rata Share of all amounts received by Administrative Agent pursuant to this Section 2.1 for each such Revolving Loan Lender’s respective account. On the Revolving Loans Maturity Date, Borrower shall pay to Administrative Agent, for the account of each Revolving Loan Lender, the entire unpaid principal balance of the Revolving Loans together with all accrued but unpaid interest thereon.
     2.2 The Term Loans.
          (a) Several Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (each a “Term Loan” and collectively the “Term Loans”) to Borrower on the Closing Date, in an amount equal to each such Term Loan

Lender’s Term Loan Commitment, the proceeds of which shall only be used for the purposes allowed in Section 7.1(a). Each Term Loan Lender shall make the amount of such Lender’s Term Loan available to Administrative Agent in same day funds, not later than 9:00 a.m. (Pacific time), on the Closing Date. After Administrative Agent’s receipt of the proceeds of such Term Loans, upon satisfaction of the applicable conditions precedent set forth in Sections 4.1 and 4.2, Administrative Agent shall make the proceeds of such Term Loans available to Borrower on the Closing Date by transferring same day funds equal to the proceeds of such Term Loans received by Administrative Agent pursuant to written disbursement instructions provided to Administrative Agent by Borrower on or prior to the Closing Date.
          (b) Amortization. Borrower shall pay and the principal balance of the Term Loans shall be permanently reduced in the amount of Five Hundred Thousand Dollars ($500,000) on the first Business Day following the last day of each calendar quarter beginning with the calendar quarter ending December 31, 2009. On the Term Loans Maturity Date, the outstanding principal balance, and all accrued and unpaid interest under the Term Loans shall be due and payable in full.
          (c) Prepayment of Term Loans. Borrower may prepay the Term Loans at any time, in whole or in part, without penalty or premium except as otherwise required by Section 2.6(a) with respect to repayments of LIBOR Lending Rate Portions. All principal amounts so repaid or prepaid may not be reborrowed. Borrower shall give Administrative Agent at least one (1) Business Day’s prior written notice of any prepayment of a Base Lending Rate Portion and at least three (3) LIBOR Business Days’ prior written notice of any prepayment of a LIBOR Lending Rate Portion, upon receipt of which, Administrative Agent shall promptly give notice to each Term Loan Lender. Upon receipt of any such notice of a prepayment, Administrative Agent shall promptly notify each Term Loan Lender thereof. Administrative Agent shall, promptly following its receipt of any payment or prepayment of the Term Loans, distribute to each Term Loan Lender its Pro Rata Share of all amounts received by Administrative Agent pursuant to this Section 2.2 for each such Term Loan Lender’s respective account. All prepayments shall be applied toward scheduled principal reduction payments owing under this Section 2.2 in inverse order of maturity.
     2.3 Interest Rates; Payments of Interest.
          (a) Interest Rate Options.
               (i) Revolving Loans. Subject to the terms and conditions hereof, all Revolving Loans, or portions thereof, may be outstanding as either Base Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 2.4(b) and 2.5(b), either the Base Lending Rate or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of the Revolving Loans.
               (ii) Term Loans. Subject to the terms and conditions hereof, the Term Loans, or portions thereof, may be outstanding as either Base Lending Rate Portions or LIBOR Lending Rate Portions, by designating, in accordance with Sections 2.4(b) and 2.5(b), either the

Base Lending Rate or the LIBOR Lending Rate to apply to all or any portion of the unpaid principal balance of the Term Loans.
               (iii) Limitations on Base Lending Rate Portions. Base Lending Rate Portions shall be in minimum aggregate amounts each of Five Hundred Thousand Dollars ($500,000), plus aggregate increments of Two Hundred Fifty Thousand Dollars ($250,000) in excess of such minimum amount.
               (iv) Limitations on LIBOR Lending Rate Portions. LIBOR Lending Rate Portions shall be in minimum aggregate amounts each of One Million Dollars ($1,000,000), plus aggregate increments of Five Hundred Thousand Dollars ($500,000) in excess of such minimum amount.
               (v) Lending Office. Each type of Loan shall be made and maintained by each Lender at such Lender’s Lending Office for such type of Loan.
          (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default under Section 8.1(f) or (g)), in addition to and not in substitution of any of Administrative Agent’s and Lenders’ other rights and remedies with respect to such Event of Default, at the option of Majority Lenders the entire unpaid principal balance of the Loans shall bear interest at the otherwise applicable rate plus three hundred (300) basis points (the “Default Rate”). Automatically, whether or not the Majority Lenders opt to do so, (i) after the occurrence and during the continuance of an Event of Default under Sections 8.1(f) or (g) the entire unpaid principal balance of the Loans shall bear interest payable on demand at the Default Rate and (ii) interest, Expenses, the Fees, and other amounts due hereunder not paid when due shall bear interest payable on demand at the Default Rate until paid in full.
          (c) Computation of Interest. All computations of interest shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. In the event that the Base Lending Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Base Lending Rate Portions shall be made as of 12:01 a.m. (Pacific time) on the effective date of the change in the Base Lending Rate. Interest shall accrue on all Loans from the date made to the date of repayment thereof in accordance with the provisions of this Agreement; provided, however, if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan. Any and all interest not paid when due shall thereafter be deemed to be a Revolving Loan as a Base Lending Rate Portion made under Section 2.1 and shall bear interest thereafter as provided for in Section 2.3(b).
          (d) Change in Applicable Base Lending Rate Margin and Applicable LIBOR Lending Rate Margin. Changes in the Applicable Base Lending Rate Margin and Applicable LIBOR Lending Rate Margin resulting from a change in the Leverage Ratio, shall become effective on the first day of the calendar month following Administrative Agent’s receipt of the latest Compliance Certificate, and shall be based on the Leverage Ratio disclosed in such Compliance Certificate; provided, however, for purposes of determining the aforementioned margins, if Borrower fails to deliver to Administrative Agent an accurately completed

Compliance Certificate when due hereunder, the Leverage Ratio shall be conclusively presumed to be greater than 1.50:1.0 until the applicable Compliance Certificate has been so completed and delivered to Administrative Agent. No reduction in the Applicable Base Lending Rate Margin or Applicable LIBOR Lending Rate Margin shall be granted if an Event of Default has occurred and is continuing.
          (e) Maximum Interest Rate. Under no circumstances shall the interest rate or rates and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that any Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, FIRST, the Obligations, other than interest and Bank Product Obligations, in the inverse order of maturity, and SECOND, the Bank Product Obligations in inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations or Bank Product Obligations outstanding, the applicable Lenders shall refund to Borrower such excess
          (f) Payments of Interest. Except as set forth in clause (b) of this Section 2.3, all accrued but unpaid interest on the Loans, calculated in accordance with this Section 2.3, shall be due and payable, in arrears, on each and every Interest Payment Date.
     2.4 Notice of Borrowing Requirements.
          (a) Each Borrowing of a Base Lending Rate Portion shall be made on a Business Day and each Borrowing of a LIBOR Lending Rate Portion shall be made on a LIBOR Business Day.
          (b) Each Borrowing shall be made upon telephonic notice given by a Responsible Officer of Borrower, followed by a Notice of Borrowing, given by facsimile or personal service, delivered to Administrative Agent at the address set forth in the Notice of Borrowing. If for a Swing Loan, Administrative Agent and, if applicable, the Lender (if other than the Administrative Agent) then acting as the Swing Lender, shall be given such notice no later than 1:00 p.m. Pacific Time on the Business Day on which such Swing Loan is to be made. If for a Base Lending Rate Portion, other than in connection with a Swing Loan, Administrative Agent shall be given such notice no later than 10:00 a.m., Pacific time, one (1) Business Day prior to the day on which such Borrowing is to be made, and, if for a LIBOR Lending Rate Portion, Administrative Agent shall be given notice no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days prior to the day on which such Borrowing is to be made, and such notice shall state the amount of the requested Borrowing, and in the case of a LIBOR Lending Rate Portion, the Interest Period. Upon receipt of any Notice of Borrowing from a Borrower, (i) Administrative Agent shall promptly notify each Revolving Loan Lender thereof, (ii) each Revolving Loan Lender will make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of Borrower at Administrative Agent’s Lending Office for such Loans prior to 10:00 a.m., Pacific time, on the date requested by Borrower in funds immediately available to Administrative Agent and (iii) subject to clause (d) of this Section 2.4, such Borrowing will then be made available to Borrower by Administrative Agent crediting the account of Borrower on the books of such Lending Office with the aggregate of the amounts made available to Administrative Agent by Revolving Loan Lenders and in like funds as received by the Administrative Agent.
          (c) Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice which Administrative Agent believes in good faith to have been given by a Responsible Officer of Borrower, or for otherwise acting in good faith under this Section 2.4, and in making any Loans pursuant to telephonic notice.
          (d) So long as all of the conditions for a Borrowing of a Loan set forth herein have been satisfied, Administrative Agent shall credit the proceeds of such Loan on the applicable Borrowing date into Borrower’s Account or as otherwise requested in the Notice of Borrowing.
          (e) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 10:00 a.m., Pacific time, on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing (“Defaulting Lender”), Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Borrowing date. The failure of any Lender to make any Loan on any Borrowing date shall not relieve any other Lender of any obligation hereunder to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing date.
          (f) Administrative Agent shall not transfer to a Defaulting Lender any payments (including Fees) made by Borrower to Administrative Agent for the Defaulting Lender’s benefit, and, Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably based upon their applicable Pro Rata Shares (but only to the extent that such Defaulting Lender’s Loan was funded by the other Lenders) or, if so directed by Borrower and if no Event of Default or Unmatured Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loan was not funded by the Lenders), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Loans to Borrower. Subject to the foregoing, Administrative Agent may hold and, in its good faith discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (ii) the non-Defaulting Lenders, Administrative Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (iii) the Defaulting Lender makes its Pro Rata Share of the applicable Loan and pays to Administrative Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender pursuant to Section 10.16, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
     2.5 Conversion or Continuation Requirements.
          (a) Borrower shall have the option to: (i) convert, at any time, all or any portion of any of the outstanding Loans, subject to the limitations and requirements of Section 2.3(a), from a portion bearing interest at one of the interest rate options available pursuant to Section 2.3(a) to another; or (ii) upon the expiration of any Interest Period applicable to a LIBOR Lending Rate Portion, to continue all or any portion of such LIBOR Lending Rate Portion as a LIBOR Lending Rate Portion with the succeeding Interest Period(s) of such continued LIBOR Lending Rate Portion commencing on the expiration date of the Interest Period previously applicable thereto, subject to the following limitations:
               (i) a LIBOR Lending Rate Portion may only be converted to a Base Lending Rate Portion or continued as a LIBOR Lending Rate Portion on the expiration date of the Interest Period applicable thereto;
               (ii) no outstanding Loan, or portion thereof, may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, on the earlier of the date of the delivery of the Notice of Conversion or Continuation or the telephonic notice in respect thereof, any Event of Default or Unmatured Event of Default has occurred and is continuing;
               (iii) if Borrower fails to deliver the appropriate Notice of Conversion or Continuation or the telephonic notice in respect thereof pursuant to the required notice period before the expiration of the Interest Period of a LIBOR Lending Rate Portion, such LIBOR Lending Rate Portion shall automatically be converted to a Base Lending Rate Portion; and
               (iv) no outstanding portion of a Loan may be continued as, or be converted into, a LIBOR Lending Rate Portion in the event that, after giving effect to such conversion or continuation, there would be more than six (6) LIBOR Lending Rate Portions outstanding.

          (b) Borrower shall give telephonic notice of any proposed continuation or conversion pursuant to this Section 2.5 followed by a Notice of Conversion or Continuation, given by facsimile or personal service, delivered to Administrative Agent at the address set forth in the Notice of Conversion or Continuation, no later than 10:00 a.m., Pacific time, on the Business Day which is the proposed conversion date (in the case of a conversion to a Base Lending Rate Portion) and no later than 9:00 a.m., Pacific time, three (3) LIBOR Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, a LIBOR Lending Rate Portion). If such Notice of Conversion or Continuation is received by Administrative Agent not later than 10:00 a.m., Pacific time, on a LIBOR Business Day, such day shall be treated as the first LIBOR Business Day of the required notice period. In any other event, such notice will be treated as having been received at the opening of business of the next LIBOR Business Day. A Notice of Conversion or Continuation shall specify: (1) the proposed conversion or continuation date (which shall be a Business Day or a LIBOR Business Day, as applicable); (2) the amount of the Revolving Loan to be converted or continued; (3) the nature of the proposed conversion or continuation; and (4) in the case of a conversion to or continuation of a LIBOR Lending Rate Portion, the requested Interest Period.
          (c) Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which Administrative Agent believes in good faith to have been given by a Responsible Officer of Borrower or for otherwise acting in good faith under this Section 2.5. Any Notice of Conversion or Continuation (or telephonic notice in respect thereof) shall be irrevocable and Borrower shall be bound to convert or continue in accordance therewith.
     2.6 Additional Costs.
          (a) Borrower shall reimburse each Lender for any increase in such Lender’s costs (which shall include, but not be limited to, taxes, other than Taxes and documentary or similar taxes, which shall be governed by Sections 9.1 and 11.3(b), respectively, and taxes that are specifically excluded from the definition of Taxes, as described in Section 9.1, fees or charges), or any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain outstanding the principal amount of the Loans) incurred by it directly or indirectly resulting from the making of any LIBOR Lending Rate Portion due to: (i) the modification, adoption, or enactment of any law, rule, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (ii) the modification or new application of any law, regulation or treaty or the interpretation thereof by any governmental or other authority (whether or not having the force of law) which becomes effective after the date hereof; (iii) compliance by such Lender with any request or directive (whether or not having the force of law) of any monetary or fiscal agency or authority which becomes effective after the date hereof; (iv) violations by Borrower of the terms of this Agreement; or (v) any prepayment of a LIBOR Lending Rate Portion at any time prior to the end of the applicable Interest Period, including pursuant to Section 8.2.

          (b) With respect to LIBOR Lending Rate Portions, the amount of such costs, losses, or expenses shall be determined solely by such Lender based upon the assumption that such Lender funded one hundred percent (100%) of each LIBOR Lending Rate Portion in the LIBOR market. In attributing such Lender’s general costs relating to its eurocurrency operations to any transaction under this Agreement or averaging any costs over a period of time, such Lender may use any reasonable attribution or averaging methods which it deems appropriate and practical. Such Lender shall notify Borrower of the amount due such Lender pursuant to this Section 2.6 and Borrower shall pay to such Lender the amount due within fifteen (15) days of its receipt of such notice. A certificate as to the amounts payable pursuant to the foregoing sentence together with whatever detail is reasonably available to such Lender shall be submitted by such Lender to Borrower. Such determination shall, if not objected to within ten (10) days, be conclusive and binding upon Borrower in the absence of manifest error. If such Lender claims increased costs, loss, or expenses pursuant to this Section 2.6, then such Lender, if requested by Borrower, shall use reasonable efforts to take such steps that Borrower reasonably requests, including designating different Lending Offices, as would eliminate or reduce the amount of such increased costs, losses, or expenses, so long as taking such steps would not, in the reasonable judgment of such Lender, otherwise be disadvantageous to such Lender. Any recovery by such Lender or its Lending Office of amounts previously borne by Borrower pursuant to this Section 2.6 shall be promptly remitted, without interest (unless Administrative Agent received interest on such recovered amounts), to Borrower by such Lender.
     2.7 Illegality; Impossibility. Notwithstanding anything herein to the contrary, if any Lender determines (which determination shall be conclusive) that any law, rule, regulation, treaty or directive, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Lender (or its Lending Office) to fund or maintain a LIBOR Lending Rate Portion in the LIBOR market or to continue such funding or maintaining, then such Lender shall give notice of such circumstances to Administrative Agent and Borrower and (i) in the case of each and every LIBOR Lending Rate Portion which is outstanding, Borrower shall, if requested by such Lender, prepay such LIBOR Lending Rate Portion(s) on or before the date specified in such request, together with interest accrued thereon, and the date so specified shall be deemed to be the last day of the Interest Period of that LIBOR Lending Rate Portion, and concurrent with any such prepayment, such Lender shall make a Base Lending Rate Portion to Borrower in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so prepaid, and (ii) such Lender shall not be obligated to make any further LIBOR Lending Rate Portions until such Lender determines that it would no longer be unlawful or impossible to do so.
     2.8 Disaster. Notwithstanding anything herein to the contrary, if Administrative Agent determines (which determination shall be conclusive) that (i) Administrative Agent is unable to determine the LIBOR Lending Rate with respect to any Notice of Borrowing or Notice of Conversion or Continuation selecting the LIBOR Lending Rate because quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relative maturities or (ii) the LIBOR Lending Rate will not adequately reflect the cost to Lenders of making or funding LIBOR Lending Rate Portions, then (x) the right of Borrower to select the LIBOR Lending Rate shall be suspended until Administrative Agent notifies Borrower that the circumstances causing such suspension no longer exist, and (y) Borrower shall repay in full the then outstanding principal balance of all LIBOR Lending Rate Portions, together with interest accrued thereon, on the last day of the Interest Period applicable to each such LIBOR Lending Rate Portion, and concurrent with any such prepayment, each Lender shall make a Base Lending Rate Portion to Borrower in the principal amount equal to the principal amount of the LIBOR Lending Rate Portions so repaid.
     2.9 Increased Risk-Based Capital Cost.
          (a) If the amount of capital required or expected to be maintained by any Lender or any Person directly or indirectly owning or controlling such Lender (each a “Control Person”), shall be affected by:
          (b) the introduction or phasing in of any law, rule or regulation after the date hereof;
          (c) any change after the date hereof in the interpretation of any existing law, rule or regulation by any central bank or United States or foreign governmental authority charged with the administration thereof; or
          (d) compliance by such Lender or such Control Person with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, and such Lender shall have reasonably determined that such introduction, phasing in, change or compliance shall have had or will thereafter have the effect of reducing (i) the rate of return on such Lender’s or such Control Person’s capital, or (ii) the asset value to such Lender or such Control Person of the Loans made or maintained by such Lender, in either case to a level below that which such Lender or such Control Person could have achieved or would thereafter be able to achieve but for such introduction, phasing in, change or compliance (after taking into account such Lender’s or such Control Person’s policies regarding capital), in either case by an amount which Administrative Agent in its reasonable judgment deems material, then, on demand by such Lender, Borrower shall pay to such Lender or such Control Person such additional amount or amounts as shall be sufficient to compensate such Lender or such Control Person, as the case may be, for such reduction.
     2.10 Notes; Statements of Obligations.
          (a) Borrower agrees that, upon the request to Administrative Agent by any Lender, to evidence such Lender’s Loans, Borrower will execute and deliver to such Lender a Revolving Note and Term Loan Note, as applicable, substantially in the forms of Exhibit 2.10(a), with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note” and, collectively, the “Notes”), payable to the order of such Lender and in a principal amount equal to the sum of such Lender’s Revolving Credit Commitment and Term Loan, as applicable. Each Note shall (i) be dated on the date of its execution, (ii) be payable as provided herein and (iii) provide for the payment of interest in accordance with Section 2.3.
          (b) The Revolving Loans and Borrower’s obligation to repay the same shall be evidenced by the Revolving Notes, this Agreement and the books and records of Administrative Agent and the Revolving Loan Lenders. The Term Loans and Borrower’s obligation to repay the same shall be evidenced by the Term Notes, this Agreement and the books and records of Administrative Agent and Lenders. Administrative Agent shall maintain the Register pursuant to Section 10.13, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether each such Loan is a LIBOR Lending Rate Portion or a Base Lending Rate Portion, or both, and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof; provided, however, any failure by Administrative Agent to maintain the Register or any such subaccount with respect to any Loan or continuation, conversion or payment thereof shall not limit or otherwise affect Borrower’s obligations hereunder or under the Notes.
          (c) Administrative Agent shall render monthly statements of the Loans to Borrower, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Lenders unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Administrative Agent, at the address specified in Section 11.1, with a copy for each Lender, written objection thereof specifying the error or errors, if any, contained in any such statement.
     2.11 Holidays. Any principal or interest in respect of the Loans (other than in respect of a LIBOR Lending Rate Portion) which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Administrative Agent, for any reason no longer constitute a Business Day, Administrative Agent may change such specified due date in accordance with this Section 2.11.
     2.12 Time and Place of Payments.
          (a) All payments due hereunder shall be made available to Administrative Agent for the account of Lenders in immediately available Dollars, not later than 12:00 p.m., Pacific time, on the day of payment, by wire transfer pursuant to the wire instructions set forth below or pursuant to such other wire instructions as Administrative Agent may from time to time specify by notice to Borrower:
Union Bank, N.A.
ABA#: 122-000-496
Account#: 77070196431
Account: Wire Transfer Clearing
Attn: Commercial Loan Operations
Ref: Motorcar Parts of America, Inc.

Borrower hereby authorizes Administrative Agent to charge Borrower’s Account, or any other deposit account maintained by Borrower with Administrative Agent, with respect to any: (i) principal payment, fees set forth in Section 2.13(b) and/or interest due or past due in respect of the Obligations under this Agreement without prior notice and (ii) Obligations under this Agreement for which payment is due or past due, other than those set forth in clause (i), so long as Administrative Agent has given notice to Borrower of its intent to charge Borrower’s Account three (3) Business Days prior to such action. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrower.
          (b) In addition, Borrower hereby authorizes each Revolving Loan Lender at its option, without prior notice to Borrower, to advance a Revolving Loan as a Base Lending Rate Portion for any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such Revolving Loan to Administrative Agent for application toward such due or past due payment.
     2.13 Fees.
          (a) Borrower shall pay to Administrative Agent for its own account, the fees set forth in the Fee Letter.
          (b) Borrower shall pay to Administrative Agent for the ratable account of the Revolving Loan Lenders on a quarterly basis an unused commitment fee (the “Unused Revolving Commitment Fee”) in an aggregate amount equal to one half of one percent (1/2%) per annum times the difference of the aggregate Revolving Credit Commitments minus the sum of (i) the average daily outstanding Revolving Loans during the prior quarter plus (ii) the average daily Letter of Credit Usage during the prior quarter. The Unused Revolving Commitment Fee shall begin to accrue on the Closing Date and shall be due and payable, in arrears, on the first Business Day of each and every January, April, July and October, and the Revolving Loans Maturity Date. The Unused Revolving Commitment Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. No Unused Revolving Commitment Fee will be payable for periods after the Revolving Loans Maturity Date.
          (c) Borrower shall pay to Administrative Agent for the ratable account of the Revolving Loan Lenders a fee (the “Closing Fee”) in an amount equal to One Hundred Twelve Thousand Five Hundred Dollars ($112,500). The Closing Fee shall be fully earned on the Closing Date and nonrefundable, and shall be due and payable on the Closing Date.
     2.14 Protective Advances.
          (a) Administrative Agent hereby is authorized by Borrower and Lenders, from time to time in Administrative Agent’s sole discretion, (i) after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 4.2 are not satisfied, to make

Revolving Loans to Borrower on behalf of the Revolving Loan Lenders in an aggregate amount not to exceed One Million Dollars ($1,000,000) that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of repayment of the Obligations, or (z) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement and/or any Loan Document, including Expenses (any of the Revolving Loans described in this Section 2.14(a) shall be referred to as “Protective Advances”).
          (b) Each Revolving Loan Lender shall be obligated to settle with Administrative Agent as provided in Section 2.16 for the amount of such Revolving Loan Lender’s Pro Rata Share of any Protective Advances by Administrative Agent reported to such Revolving Loan Lender.
          (c) Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Lending Rate Portion and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Administrative Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Base Lending Rate Portions. The provisions of this Section 2.14 and Section 2.16 below are for the exclusive benefit of Administrative Agent and the Revolving Loan Lenders and are not intended to benefit Borrower in any way.
     2.15 Swing Loans. In the case of a request for a Revolving Loan, and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Revolving Loan does not exceed Five Million Dollars ($5,000,000), Swing Lender may make such Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by Swing Lender pursuant to this Section 2.15 being referred to as a “Swing Loan” and such Revolving Loans being referred to collectively as “Swing Loans”) available to Borrower on the date such Borrowing is to be made by transferring immediately available funds into Borrower’s Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Article 4) applicable to other Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account prior to Settlement. Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge, including any notification by another Lender, that one or more of the applicable conditions precedent set forth in Article 4 will not be satisfied on the date such Borrowing is to be made. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 4 have been satisfied on the date such Borrowing is to be made prior to making any Swing Loan. The Swing Loans shall be secured by Administrative Agent’s Lien, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Lending Rate Portions.
     2.16 Settlement. Administrative Agent, Swing Lender and the other Revolving Loan Lenders agree (which agreement shall not be for the benefit of Borrower) that settlement among the Revolving Loan Lenders as to the Revolving Loans, the Swing Loans and the Protective Advances shall take place on each Settlement Date in accordance with the following provisions:
          (a) Administrative Agent shall request settlement (“Settlement”) with the Revolving Loan Lenders on a weekly basis or, with respect to the Settlement of outstanding Swing Loans, no later than 5 Business Days, or on a more frequent basis if so determined by the Administrative Agent, (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, and (2) for itself, with respect to the outstanding Revolving Loans (to the extent not yet settled with the Revolving Loan Lenders) and Protective Advances by notifying the Revolving Loan Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m., Pacific time, on the Business Day immediately prior to the date of the requested Settlement Date. Such notice of a Settlement Date shall include a summary statement of the amount of Swing Loans, Revolving Loans and/or Protective Advances made by Swing Lender or Administrative Agent for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (i) if a Revolving Loan Lender’s balance of the Revolving Loans (including Swing Loans and Protective Advances) exceeds such Revolving Loan Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m., Pacific time, on the Settlement Date, transfer in immediately available funds to a deposit account of such Revolving Loan Lender (as such Revolving Loan Lender may designate), an amount such that each such Revolving Loan Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances), and (ii) if a Revolving Loan Lender’s balance of the Revolving Loans (including Swing Loans and Protective Advances) is less than such Revolving Loan Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and and Protective Advances) as of a Settlement Date, such Revolving Loan Lender shall no later than 12:00 p.m., Pacific time, on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Revolving Loan Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances). If any such amount is not made available to Administrative Agent by any Revolving Loan Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Revolving Loan Lender together with interest thereon at the Defaulting Lender Rate.
          (b) In determining whether a Revolving Loan Lender’s balance of the Revolving Loans, Swing Loans and Protective Advances is less than, equal to, or greater than such Revolving Loan Lender’s Pro Rata Share of the Revolving Loans, Swing Loans and Protective Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Revolving Loan Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Revolving Loan Lender after such application, such net amount shall be distributed by Administrative Agent to that Revolving Loan Lender as part of such next Settlement.

     2.17 Notation. Administrative Agent shall record on its books the principal amount of the Revolving Loans owing to each Revolving Loan Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Administrative Agent, and the interests therein of each Revolving Loan Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.
     2.18 Lenders’ Failure to Perform. All Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
     2.19 Extension of Revolving Loans Maturity Date. Borrower may, by notice to Administrative Agent (who shall promptly notify the Lenders of such notice) not earlier than 60 days and not later than 45 days prior to any anniversary of the Closing Date (each, an “Extension Date”), request that Lenders extend the Revolving Loans Maturity Date then in effect for an additional one year period from the Revolving Loans Maturity Date then in effect, provided that Borrower shall not request more than three extensions of the Revolving Loans Maturity Date hereunder and in no event may the Revolving Loans Maturity Date be extended to a date later than the Term Loans Maturity Date. Each Lender, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date that is 15 days prior to the applicable Extension Date, advise Administrative Agent whether or not such Lender agrees to such extension. If any Lender fails to provide the Administrative Agent with any notice required by the immediately proceeding sentence, then in that event, such Lender shall be deemed to have decided not to agree to the requested extension. Notwithstanding the forgoing, no Lender shall be required or have any obligation to so extend the Revolving Loans Maturity Date nor have any liability whatsoever to Borrower for deciding not to extend the Revolving Loans Maturity Date. If all Lenders have agreed to extend the Revolving Loans Maturity Date, then, effective as of the Extension Date, the Revolving Loans Maturity Date shall be extended to the date requested by Borrower.
ARTICLE 3
LETTERS OF CREDIT
     3.1 Letters of Credit.
          (a) Prior to the Closing Date, the Issuing Lender issued the Letters of Credit listed on Schedule 3.1 attached hereto, which on and after the Closing Date shall constitute Letters of Credit issued by the Issuing Lender under this Agreement
          (b) Provided that no Event of Default or Unmatured Event of Default is continuing and subject to the other terms and conditions hereof, the Issuing Lender, in reliance upon the agreements of the other L/C Participants set forth in Section 3.4, agrees to issue Letters of Credit for the account of Borrower in such form as may be approved from time to time by Issuing Lender, subject to the following limitations:
               (i) The face amount of the Letter of Credit requested if and when issued must not cause the sum of the aggregate principal amount outstanding of all Revolving Loans plus the Letter of Credit Obligations to exceed the aggregate Revolving Credit Commitments;
               (ii) The face amount of the Letter of Credit requested if and when issued must not cause the Letter of Credit Usage to exceed the Letter of Credit Sublimit;
               (iii) No Documentary Letter of Credit may have an expiry date, draw period or usance period which extends beyond the earlier of (x) one hundred eighty (180) days following the date of issuance or the expiry date of the draw period, or (y) the date which is one hundred eighty (180) days after the Revolving Loans Maturity Date; provided, however, in the case of any Documentary Letter of Credit which extends beyond the Revolving Loans Maturity Date, such Documentary Letter of Credit must be collateralized on or before the Revolving Loans Maturity Date by cash deposited with the Issuing Lender in an amount equal to one hundred five percent (105%) of the face amount of such Letter of Credit;
               (iv) No Standby Letter of Credit may have an expiry date or draw period which extends beyond the earlier of (x) three hundred sixty-five (365) days following the date of issuance, or (y) the date which is three hundred sixty-five (365) days after the Revolving Loans Maturity Date; provided, however, in the case of any Standby Letter of Credit which extends beyond the Revolving Loans Maturity Date, such Standby Letter of Credit must be collateralized on or before the Revolving Loans Maturity Date by cash deposited with the Issuing Lender in an amount equal to one hundred five percent (105%) of the face amount of such Letter of Credit; and
               (v) The conditions specified in Section 4.2 shall have been satisfied on the date of issuance of such Letter of Credit.
          (c) Each Letter of Credit shall (i) be denominated in Dollars, and (ii) be issued to support obligations of Borrower, contingent or otherwise, incurred in the ordinary course of business of Borrower’s business.
          (d) Each Letter of Credit shall be subject to the Uniform Customs or the ISP, as determined by Issuing Lender, in its Permitted Discretion, and, to the extent not inconsistent therewith, the laws of the State of California.
          (e) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by its organizational or governing documents or by any applicable law, rule, regulation or treaty or determination of an arbitrator or a court or other governmental authority to which Issuing Lender or such L/C Participant is subject.

     3.2 Procedure for Issuance of Letters of Credit. Borrower may request that the Issuing Lender issue a Letter of Credit at any time prior to the date which is thirty (30) days prior to the Revolving Loans Maturity Date by delivering to the Issuing Lender a Letter of Credit Application at its address for notices specified herein therefor, completed to the satisfaction of the Issuing Lender, together with such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefore and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.
     3.3 Fees, Commissions and Other Charges.
          (a) Borrower shall pay to Administrative Agent, for the ratable accounts of the Issuing Lender and any L/C Participants, a per annum fee in an amount equal to the face amount of each and every Standby Letter of Credit times the Applicable Percentage (the “Letter of Credit Fee”). The Letter of Credit Fee shall be due and payable upon issuance of the applicable Letter of Credit and on the first Business Day of each January, April, July and October so long as such Standby Letter of Credit remains outstanding.
          (b) Borrower shall pay to Administrative Agent, for the sole account of the Issuing Lender, a fee (the “Fronting Fee”) in an amount equal to the face amount of each and every Letter of Credit times one eighth of one percent (0.125%) per annum through the termination or expiration of such Letter of Credit.
          (c) In addition to the foregoing, Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Standby Letter of Credit.
          (d) Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Documentary Letter of Credit.
          (e) Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees received by Administrative Agent for their respective accounts pursuant to this Section 3.3.

     3.4 L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant, and each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions stated herein, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s applicable Pro Rata Share from time to time in effect in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s applicable Pro Rata Share of the amount of such draft, or any part thereof, which is not so reimbursed; provided that, if such demand is made prior to 10:00 a.m., Pacific time, on a Business Day, such L/C Participant shall make such payment to the Issuing Lender prior to the end of such Business Day and otherwise such L/C Participant shall make such payment on the next succeeding Business Day.
          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Lending Rate Portions hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 10:00 a.m., Pacific time, on a Business Day, distribute to such L/C Participant its Pro Rata Share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C

Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
     3.5 Reimbursement Obligations.
          (a) Borrower agrees to reimburse the Issuing Lender on the same Business Day on which a draft is presented under any Letter of Credit and paid by the Issuing Lender, provided that the Issuing Lender provides notice to Borrower prior to 10:00 a.m., Pacific time, on such Business Day and otherwise Borrower will reimburse the Issuing Lender on the next succeeding Business Day; provided, further, that the failure to provide such notice shall not affect Borrower’s absolute and unconditional obligation to reimburse the Issuing Lender when required hereunder for any draft paid under any Letter of Credit. The Issuing Lender shall provide notice to Borrower on such Business Day as a draft is presented and paid by the Issuing Lender indicating the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address specified on the signature pages hereof in lawful money of the United States of America and in immediately available funds.
          (b) Interest shall be payable on any and all amounts remaining unpaid by Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Revolving Loans that are (i) in the case of the first day on which such amounts become payable (except where such amounts become payable by reason of the acceleration thereof), Base Lending Rate Portions which were not then overdue and (ii) in all cases to which clause (i) is not applicable, Base Lending Rate Portions which were then overdue.
          (c) Each drawing under any Letter of Credit shall constitute a request by Borrower to Administrative Agent for a Borrowing of a Revolving Loan as a Base Lending Rate Portion. The date of such drawing shall be deemed the date on which such Borrowing is made.
     3.6 Obligations Absolute.
          (a) Borrower’s obligations under this Article 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit.
          (b) Borrower also agrees with the Issuing Lender that Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of Borrower against the beneficiary of such Letter of Credit or any such transferee.
          (c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.
          (d) Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs shall be binding on Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to Borrower.
     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Issuing Lender to Borrower in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In determining whether to pay under any Letter of Credit, only the Issuing Lender shall be responsible for determining that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
     3.8 Outstanding Letters of Credit Following Event of Default. With respect to all Letters of Credit outstanding upon the occurrence and during the continuance of an Event of Default, on the Business Day that Borrower receives written notice from the Administrative Agent or the Majority Lenders demanding the replacement of such Letters of Credit or the deposit of cash collateral pursuant to this Section 3.8, Borrower shall either replace such Letters of Credit, whereupon such Letters of Credit shall be canceled, with letters of credit issued by another issuer acceptable to the beneficiary of such Letter of Credit, or provide the Issuing Lender, as security for such Letters of Credit, with a cash collateral deposit in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage for so long as such Letters of Credit remain outstanding during the continuance of such Event of Default. Borrower hereby grants to Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all Obligations of Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit and the payment of customary costs and expenses charged or incurred by the Issuing Lender in connection therewith, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full in cash, and the obligations of Administrative Agent and Lenders hereunder have terminated the balance, if any, in such cash collateral account shall be returned to Borrower(or as otherwise required by law). Borrower shall execute and deliver to Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

     3.9 Letter of Credit Applications. In the event of any conflict between the terms of this Article 3 and the terms of any Letter of Credit Application, the terms of such Letter of Credit Application shall govern and control any such conflict.
ARTICLE 4
CONDITIONS PRECEDENT
     4.1 Conditions to Initial Loans or Letter of Credit. Each Lender’s obligation to make the initial Loans and the Issuing Lender’s obligations to issue the initial Letters of Credit is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Administrative Agent and its counsel and the Lenders:
          (a) receipt by Administrative Agent, with a counterpart for each Lender, of this Agreement and each of the Loan Documents (other than Bank Product Agreements), all duly executed by Borrower and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Administrative Agent in its sole and absolute discretion;
          (b) receipt by Administrative Agent, with a counterpart for each Lender, of a Certificate of the Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower; (ii) the By-Laws of Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;
          (c) receipt by Administrative Agent, with a copy for each Lender, of Borrower’s Articles or Certificate of Incorporation and all amendments thereto, certified by the New York Secretary of State and dated a recent date prior to the Closing Date;
          (d) receipt by Administrative Agent, with a copy for each Lender, of a certificate of status and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the state of New York;
          (e) receipt by Administrative Agent, with a copy for each Lender, of certificates of foreign qualification and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the states of California, Connecticut, New Jersey and Tennessee;
          (f) receipt by Administrative Agent, with a counterpart for each Lender, of a certificate signed by the President and Chief Financial Officer of Borrower, dated as of the Closing Date, certifying that (i) both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, Borrower is and will be Solvent; (ii) to the best of their knowledge after due and diligent inquiry, the representations and warranties of Borrower contained in this Agreement and the Loan Documents are true and correct in all material respects, and (iii) to the best of their knowledge after due and diligent inquiry, both immediately before and immediately after giving effect to the transactions contemplated by this Agreement and the Loan Documents, no Event of Default or Unmatured Event of Default is continuing or shall occur;
          (g) receipt by Administrative Agent of Uniform Commercial Code and other public record searches with respect to Borrower, in each case satisfactory to Administrative Agent in its sole and absolute discretion;
          (h) receipt by Administrative Agent for the ratable benefit of Lenders of: (i) the original certificates evidencing one hundred percent (100%) of the issued and outstanding Capital Stock of each of Borrower’s domestic Subsidiaries and, (ii) the original certificates evidencing sixty-five percent (65%) of the issued and outstanding Capital Stock of each of Borrower’s foreign Subsidiaries owned by Borrower, in each case together with undated stock powers with respect thereto, duly executed in blank, and in form and substance satisfactory to Administrative Agent;
          (i) receipt by Administrative Agent of (i) the Closing Fee, (ii) the Fees set forth in the Fee Letter, and (iii) all Expenses owing on the Closing Date, for which reasonably detailed invoices have been presented to the Borrower two (2) Business Days before the Closing Date;
          (j) no Material Adverse Effect shall have occurred since March 31, 2009, as determined by Administrative Agent in its sole and absolute discretion;
          (k) Administrative Agent’s review of the results of its independent due diligence, including, but not limited to, financial, legal and insurance review;
          (l) absence of any litigation which could reasonably be expected to have a Material Adverse Effect;
          (m) receipt by Administrative Agent, with a copy for each Lender, of copies of insurance binders or insurance certificates evidencing Borrower’s having caused to be obtained insurance in accordance with Section 6.5, including the lender’s loss payee endorsements required by such Section;
          (n) receipt by Administrative Agent, with a counterpart for each Lender, of such other documents, instruments and agreements as Administrative Agent may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Administrative Agent for the ratable benefit of Lenders in connection herewith; and
          (o) the Closing Date shall have occurred on or before October 28, 2009.
     4.2 Conditions to all Loans and Letters of Credit. Each Lender’s obligation hereunder to make any Loans to Borrower (including the initial Loans), and the Issuing Lender’s obligation to issue any Letters of Credit (including the Letters of Credit issued by Administrative

Agent and outstanding on the Closing Date), is further subject to and contingent upon the fulfillment of each of the following conditions:
          (a) (i) in the case of a Borrowing, receipt by Administrative Agent of a Notice of Borrowing as required by Section 2.4(b) and written disbursement instructions to Administrative Agent consistent with Section 7.1, and (ii) in the case of a Letter of Credit, receipt by Issuing Lender of a Letter of Credit Application and the other papers and information required under Section 3.2;
          (b) the fact that, immediately before and after such Borrowing or issuance of Letter of Credit, as the case may be, no Event of Default or Unmatured Event of Default shall have occurred or be continuing; and
          (c) the fact that the representations and warranties of Borrower contained in this Agreement shall be true in all material respects on and as of the date (except to the extent that such representations and warranties relate solely to an earlier date) of such Borrowing, or issuance of Letter of Credit, as the case may be.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and the Issuing Lender to enter into this Agreement and to make Loans and/or issue any Letters of Credit, Borrower represents and warrants to Lenders and the Issuing Lender that on the Closing Date and on the date of each Borrowing or issuance of a Letter of Credit:
     5.1 Legal Status. Borrower is a corporation duly organized and existing under the laws of the state of New York. Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.
     5.2 No Violation; Compliance. The execution, delivery and performance of this Agreement and the Loan Documents to which Borrower is a party are within Borrower’s powers, are not in conflict with the terms of the Governing Documents of Borrower, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect. There is no law, rule or regulation (including Regulations T, U and X of the of the Board of Governors of the Federal Reserve System), nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which Borrower is a party.
     5.3 Authorization; Enforceability. Borrower has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which

Borrower is a party, and the consummation of the transactions contemplated hereby and thereby. Upon their execution and delivery in accordance with the terms hereof, this Agreement, and the Loan Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.
     5.4 Approvals; Consents. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery and performance by the Borrower of this Agreement or the Loan Documents. All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by this Agreement and the Loan Documents, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and the Loan Documents.
     5.5 Liens. Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of the Assets material and necessary for the operation of its business, free and clear of all Liens or rights of others, except for Permitted Liens.
     5.6 Debt. Borrower and each of the Subsidiaries have no Debt other than Permitted Debt.
     5.7 Litigation. Except as set forth in Schedule 5.7, and other than matters arising after the Closing Date that reasonably could not be expected to have a Material Adverse Effect, there are no suits, proceedings, claims or disputes pending or, to the Knowledge of Borrower, threatened, against or affecting Borrower or any of Borrower’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.
     5.8 No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the incurring of obligations by Borrower under this Agreement or the Loan Documents.
     5.9 Subsidiaries. As of the Closing Date, set forth in Schedule 5.9 is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of Borrower’s ownership of the Capital Stock of each Subsidiary. All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens except Permitted Liens.
     5.10 Taxes. All U.S. federal and state income and other material tax returns required to be filed by Borrower and each of the Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and each of the Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid, subject to Schedule 5.10, except for those being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the Financial Statements or would not otherwise have a Material Adverse Effect. Subject to Schedule 5.10, the provisions for taxes on the books of Borrower and each of the Subsidiaries are adequate for all open years, and for Borrower’s and each of the Subsidiaries current fiscal period.
     5.11 Correctness of Financial Statements. Borrower’s audited Financial Statement as of its fiscal year ended March 30, 2009, and all other information and data furnished by Borrower to Administrative Agent in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and the Subsidiaries as of their respective dates. Any forecasts of future financial performance delivered by Borrower to Administrative Agent have been made in good faith and are based on reasonable assumptions and investigations by Borrower. Said audited Financial Statements have been prepared in accordance with GAAP. Since the date of such audited Financial Statements, there has been no event or circumstance individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect. Borrower and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.
     5.12 ERISA. As of the Closing Date, neither Borrower nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 5.12. Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect. Except for matters which could not reasonably be expected to have a Material Adverse Effect, none of Borrower, any member of the ERISA Group, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement. Neither Borrower nor any member of the ERISA Group is required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code. Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.
     5.13 Other Obligations. Neither Borrower nor any of its Subsidiaries is in default on any (i) Debt in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business.
     5.14 Investment Company Act. Borrower is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.
     5.15 Patents, Trademarks, Copyrights, and Intellectual Property, etc. Borrower and each Subsidiary owns or holds all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, and franchises necessary in order for it to conduct its business and to operate its Assets, without known conflict with the rights of third

Persons, and all of same are valid and subsisting (other than those which, individually or in the aggregate, the failure to own or hold would not reasonably be expected to have a Material Adverse Effect.). The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower or any Subsidiary. Except for matters which could not reasonably be expected to have a Material Adverse Effect, Borrower and each Subsidiary has not been charged or, to the best of Borrower’s Knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.
     5.16 Environmental Condition. (a) To the Knowledge, of the Borrower and its Subsidiaries, none of Borrower’s or any Subsidiary’s Assets has ever been used by Borrower or such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials where such use, production, storage, handling, treatment or transport was in violation, in any material respect, of any applicable environmental law, except for any such violation that could not reasonably be expected to have a Material Adverse Effect; (b) to the Knowledge of the Borrower and its Subsidiaries, none of Borrower’s or any Subsidiary’s Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (c) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any Subsidiary; and (d) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment, where such action or omission could reasonably be expected to have a Material Adverse Effect.
     5.17 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.
     5.18 Patriot Act. Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001 (the “Patriot Act”)). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.19 Compliance with Laws. Neither Borrower or any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, or codes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees or orders of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
ARTICLE 6
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Administrative Agent’s and Lenders’ obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrower shall:
     6.1 Punctual Payments. Punctually pay the interest and principal on the Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.
     6.2 Books and Records. Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Administrative Agent and each Lender, with reasonable prior written notice to Borrower and at reasonable times and intervals, to inspect, audit and examine such books and records, and to make copies of the same.
     6.3 Financial Statements. Deliver to Administrative Agent with a copy for each Lender the following, all in form and detail satisfactory to Administrative Agent and in such number of copies as Administrative Agent may reasonably request:
          (a) as soon as available but not later than sixty (60) days after the end of each fiscal quarter, except for the last fiscal quarter of each fiscal year, a consolidated balance sheet as of the close of such period, a consolidated statement of income and operating cash flow for such period and year to date (on Form 10Q), certified by the Chief Financial Officer of Borrower, to the best of his or her knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower’s and its Subsidiaries’ financial condition and results of operations for such period, subject to changes resulting from audit and normal year-end adjustment;
          (b) as soon as available but not later than sixty (60) days after the end of each fiscal quarter, except for the last fiscal quarter of each fiscal year, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.5, 7.11, 7.13 and 7.15;

          (c) as soon as available but not later than thirty (30) days after the end of each fiscal year, an annual operating budget for the following fiscal year, the format of which to be satisfactory to the Administrative Agent, and a summary forecast covering the period up to and including the Term Loan Maturity Date;
          (d) as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year, a complete copy of Borrower’s and the Subsidiaries’ consolidated and audited Financial Statement for such fiscal year(on Form 10K), (and the notes to such Financial Statement will disclose whether or not there exists an Event of Default or Unmatured Event of Default), certified by a certified public accountant selected by Borrower and reasonably satisfactory to Administrative Agent, which certificate shall not be qualified in any manner whatsoever;
          (e) as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year, a Compliance Certificate from the Chief Financial Officer of Borrower, stating, among other things, that he or she has reviewed the provisions of this Agreement and the Loan Documents and that, to the best of his or her knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with Sections 7.5, 7.11, 7.13 and 7.15;
          (f) promptly upon receipt by Borrower, copies of any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any examination of Borrower’s or any Subsidiary’s financial records made by such accountant; and
          (g) from time to time, operating statistics, operating plans and any other information as Administrative Agent or any Lender may reasonably request, promptly upon such request.
     6.4 Existence; Preservation of Licenses; Compliance with Law. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified could have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; except where the failure to so preserve could not have a Material Adverse Effect; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises, except where the failure to so comply could not have a Material Adverse Effect.

     6.5 Insurance.
          (a) Maintain, at Borrower’s expense, insurance respecting its Assets and the Assets of its Subsidiaries wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain and cause its Subsidiaries to maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. Borrower shall cause its Subsidiaries to deliver copies of all such policies to Administrative Agent with a satisfactory lender’s loss payable endorsement naming Administrative Agent, as agent for the Lenders, as sole loss payee in the case of Borrower’s personal property casualty insurance or, as an additional insured, in connection with Borrowers’ liability insurance, and shall contain a waiver of warranties; provided that for any assets that are subject to a Permitted Lien, the lender pursuant to the Debt secured by such Permitted Lien may also be named as a loss payee as their interest may appear with respect to the insurance related to such assets. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ (or 10 days’ in the case of nonpayment of premiums) prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever, and the insurer’s agreement that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Borrower, Administrative Agent or any Lender which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.
          (b) Deliver original policies or certificates thereof satisfactory to Administrative Agent evidencing such insurance at least 30 days prior to the expiration of the existing or preceding polices. Borrower shall give Administrative Agent prompt notice of any loss exceeding One Million Dollars ($1,000,000) covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust with the insurer any losses payable under any such insurance policies which are less than One Million Dollars ($1,000,000). Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding One Million Dollars ($1,000,000), Administrative Agent shall have the exclusive right to adjust with the insurer any losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy of Borrower mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, in each case involving a total loss, award or compensation in excess of One Million Dollars ($1,000,000), shall be paid over to Administrative Agent to be applied at the option of the Majority Lenders either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to the Majority Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. In the event of any prepayment of the Revolving Loans pursuant to the foregoing prior to the Revolving Loans Maturity Date, the Revolving Credit Commitments shall be permanently reduced pro rata by the amount of such prepayment. Upon the occurrence of an Event of Default and an acceleration of the Obligations, Administrative Agent shall have the right to apply all prepaid premiums to the payment of the Obligations in accordance with the terms of Section 8.6. Borrower shall, concurrently with the annual Financial Statements required to be delivered by Borrower pursuant to Section 6.3(d), deliver to Administrative Agent, as Administrative Agent may request, copies of certificates describing all insurance of Borrower and the Subsidiaries then in effect.
     6.6 Assets. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained in all material respects.
     6.7 Taxes and Other Liabilities. Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all other Permitted Debt, assessments and taxes, both real or personal and including federal and state income taxes, which, if unpaid, might become a Lien (other than a Permitted Lien) upon any of the properties or assets of the Borrower or any Subsidiary; provided that no such tax, assessment, charge or claim need be paid if being contested in good faith by appropriate proceedings and provided adequate reserves have been provided on the Financial Statements or would not otherwise have a Material Adverse Effect.
     6.8 Notice to Administrative Agent and Lenders. Promptly, upon Borrower acquiring knowledge thereof, give written notice to Administrative Agent and each Lender of:
          (a) all litigation affecting Borrower or any Subsidiary involving a claim of more than One Million Dollars ($1,000,000), in excess of any insurance coverage against Borrower or any Subsidiary;
          (b) any dispute which may exist between Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;
          (c) any labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary;
          (d) any proposal by any Governmental Authority to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;
          (e) any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;
          (f) any Event of Default or Unmatured Event of Default; and

          (g) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     6.9 Employee Benefits.
          (a) (i) Promptly, and in any event within ten (10) Business Days after Borrower obtains Knowledge that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrower or member of the ERISA Group, and any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC. Borrower shall (i) be deemed to have Knowledge of all facts known by the administrator of any Plan of which it is the plan sponsor; (ii) promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower or, to the Knowledge of Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within three (3) Business Days after receipt by Borrower or, to the Knowledge of Borrower, any member of the ERISA Group, of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.
          (b) Cause to be delivered to Administrative Agent with a copy for each Lender, upon Administrative Agent’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements of other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Plan; (iii) for the three (3) most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three (3) Plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any member of the ERISA Group to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any member of the ERISA Group regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.
     6.10 Further Assurances. Execute and deliver, or cause to be executed and delivered, upon the request of Administrative Agent and at Borrower’s expense, such additional documents, instruments and agreements as Administrative Agent may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.
     6.11 Bank Accounts. Maintain, and cause each domestic Subsidiary to maintain, its cash on hand and cash equivalent investments in deposit accounts at Union Bank.

     6.12 Environment. Be and remain, and cause each Subsidiary and each operator of any of Borrower’s or any Subsidiary’s Assets to be and remain, in compliance, in all material respects, with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; promptly notify Administrative Agent and Lenders of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; promptly notify Administrative Agent and each Lender of any hazardous discharge from or affecting its premises; promptly contain and remove the same, in compliance in all material respects with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Administrative Agent and each Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Administrative Agent’s request, and at Borrower’s expense, provide a report of a qualified environmental engineer, reasonably satisfactory in scope, form and content to Administrative Agent, and such other and further assurances reasonably satisfactory to Administrative Agent that the condition has been corrected.
     6.13 Additional Collateral. With respect to any Assets (or any interest therein) acquired after the Closing Date by Borrower that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject and are not otherwise subject to a Permitted Lien, promptly (and in any event within thirty (30) days after the acquisition thereof): (a) execute and deliver to Administrative Agent such amendments to the relevant Loan Documents or such other documents as Administrative Agent shall deem necessary or advisable to grant to Administrative Agent, for the ratable benefit of Lenders a Lien on such Assets (or such interest therein), (b) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Administrative Agent, (c) if requested by Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described in the immediately preceding clauses (a) and (b), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent, and (d) if requested by Administrative Agent, deliver to Agent evidence of insurance as required by Section 6.5.
     6.14 Wire Transfer From Purchasers of Borrower’s Accounts. If at any time on or after the Closing Date, Borrower enters into any Supplier Agreement providing of the purchase, by a factor, of the Accounts owing to Borrower from customers of the supplier, then and in that event, Borrower agrees to irrevocably instruct the factor, notwithstanding any provision to the contrary contained in any agreement between the factor and the supplier, to remit, by wire transfer to Administrative Agent, pursuant to the wire instructions set forth in Section 2.12 of this Agreement, any and all proceeds of the Accounts purchased.
ARTICLE 7
NEGATIVE COVENANTS
     Borrower further covenants and agrees that from the Closing Date and thereafter until the payment, performance and satisfaction in full of the Obligations, all of Administrative Agent’s,

Lenders’ and Issuing Lender’s obligations hereunder have been terminated and no Letters of Credit are outstanding, Borrower shall not:
     7.1 Use of Funds; Margin Regulation. Use any proceeds of the Revolving Loans and the Term Loans:
          (a) for any purpose other than: (i) for Capital Expenditures to the extent permitted by Section 7.11; (ii) for Permitted Acquisitions; and (iii) for general corporate purposes, including working capital; or
          (b) in any manner which might cause the Loans, the application of the proceeds thereof, or the transactions contemplated by this Agreement to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System, or any other regulation of such board, or to violate the Securities and Exchange Act of 1934, as amended or supplemented.
     7.2 Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.
     7.3 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens or in connection with any Supplier Agreement, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.
     7.4 Merger, Consolidation, Acquisition, Transfer of Assets. Wind up, liquidate or dissolve, or reorganize, or reincorporate, or other than by way of a Permitted Acquisition, merge or consolidate with or into any other Person, acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so; provided, however, (a) upon prior written notice to Administrative Agent, any Subsidiary may merge into or consolidate with or transfer Assets to Borrower or any other Subsidiary, and (b) upon 30 days prior written notice to Administrative Agent, and so long as such reincorporation is not materially adverse to the Lenders, Borrower may reincorporate in another jurisdiction within the United States.
     7.5 Leases. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than (a) Capital Leases and (b) leases (other than Capital Leases) that do not in the aggregate require payments (including taxes, insurance, maintenance, and similar expenses which Borrower or any Subsidiary is required to pay under the terms of any lease) in excess of Four Million Five Hundred Thousand Dollars ($4,500,000) on a consolidated basis for Borrower and the Subsidiaries in any fiscal year of Borrower.
     7.6 Sales and Leasebacks. Except pursuant to sale-leaseback transactions entered into in connection with Capital Leases permitted hereunder, sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.
     7.7 Asset Sales. Conduct any Asset Sale, or permit any Subsidiary to do so, other than (a) sales of inventory and scrap metal in the ordinary course of business, (b) dispositions of obsolete, worn or nonfunctional equipment, (c) sales permitted under Section 7.6 of this Agreement, (d) transfers of Assets between or among Borrower and its Subsidiaries; provided, that any such transfer made by Borrower shall be for fair market value and at least 75% of the consideration received by Borrower therefor shall be in the form of cash or cash equivalents, and (e) sales or other dispositions of other property or Assets in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year. Nothing in this Section 7.7 shall be deemed to prohibit or in any manner restrict the discount arrangement or other transactions contemplated by the Supplier Agreements.
     7.8 Investments.
          (a) Make or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person, except Permitted Investments; or acquire, or permit any Subsidiary to acquire, other than through and as a result of a Permitted Acquisition, any Capital Stock, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.
          (b) Notwithstanding the terms of Section 7.8(a), Borrower may acquire or form, and permit any Subsidiary to acquire or form, any new Subsidiary provided that (i) Borrower shall have obtained the prior written consent of Administrative Agent, (ii) in the case of an acquisition such acquisition falls within the definition of a Permitted Acquisition, and (iii) in connection therewith, Borrower shall have complied with Section 6.13 and in the case of a newly formed or acquired domestic United States Subsidiary the execution and delivery by such Subsidiary of a guaranty in form and substance satisfactory to Administrative Agent.
     7.9 Character of Business. Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.
     7.10 Guaranty. Other than Permitted Guaranty Obligations, assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business so long as an Event of Default has not occurred), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person, other than Permitted Liens.
     7.11 Capital Expenditures. Make, or permit any Subsidiary to make, any Capital Expenditures, or any commitments therefor, in excess of Six Million Dollars ($6,000,000) in the aggregate, on a consolidated basis, in any fiscal year.
     7.12 Transactions with Affiliates. Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     7.13 Financial Condition. Permit or suffer:
          (a) the Leverage Ratio as of the last day of any fiscal quarter to exceed the ratio indicated in the table below opposite the applicable period:

Period	Maximum Leverage Ratio
At September 30, 2009	2.5:1.0
At December 31, 2009	2.25:1.00
Thereafter	2.0:1.0
          (b) the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less 1.5:1.0.
          (c) Consolidated Effective Tangible Net Worth, measured as of the end of each fiscal quarter, at any time to be less than Seventy Six Million Dollars ($76,000,000) plus an amount equal to Seventy Five percent (75%) of the Consolidated Net Income for each fiscal quarter, commencing with the fiscal quarter ending September 30, 2009 (but in no event less than zero with respect to any fiscal year) plus One Hundred percent (100%) of the net proceeds of any equity issuance by the Borrower
          (d) Consolidated EBITDA during any fiscal quarter (as measured at the end of each fiscal quarter) to be less than Four Million Dollars ($4,000,000).
          (e) Consolidated EBITDA at any time measured on a rolling four (4) fiscal quarter basis to be less than the amounts indicated in the table below opposite the applicable period:

Period	Minimum Consolidated EBITDA
At September 30, 2009	$11,250,000
At December 31, 2009	$12,500,000
At March 31, 2010 and at the end of any fiscal quarter thereafter	$17,500,000
     7.14 Transactions Under ERISA. Directly or indirectly:
          (a) engage, or permit any member of the ERISA Group to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;
          (b) permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;
          (c) fail, or permit any member of the ERISA Group to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;
          (d) terminate, or permit any member of the ERISA Group to terminate, any Plan where such event would result in any liability of any Borrower, or any member of ERISA Group under Title IV of ERISA;
          (e) fail, or permit any member of the ERISA Group to fail, to make any required contribution or payment to any Multiemployer Plan;
          (f) fail, or permit any member of the ERISA Group to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;
          (g) amend, or permit any member of the ERISA Group to amend, a Plan resulting in an increase in current liability for the plan year such that any Borrower or any the member of the ERISA Group is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or
          (h) withdraw, or permit any member of the ERISA Group to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;
which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of the Subsidiaries or any member of the ERISA Group in excess of One Million Dollars ($1,000,000).

     7.15 Restricted Payments. Borrower shall not make, or permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment, other than (a) dividends payable in the Capital Stock of Borrower, (b) Restricted Payments from any Subsidiary to (i) Borrower or (ii) another Subsidiary and (c) so long as no Event of Default has occurred and is continuing at the time thereof and no Event of Default results from the making thereof, repurchases, redemptions or retirement of shares of Borrower’s Capital Stock, in one or more transactions, in an aggregate amount not to exceed One Million Dollars ($1,000,000) during the term of this Agreement. Notwithstanding anything contained herein to the contrary, so long as the Leverage Ratio, both prior to and after giving effect to any borrowing on the Revolving Loans in connection therewith is no greater than 1.5:1.0 and so long as no Event of Default has occurred and is continuing at the time thereof and no Event of Default results from the making thereof, Borrower may repurchase, redeem or retire shares of its Capital Stock, in one or more transactions, in an aggregate amount not to exceed Five Million Dollars ($5,000,000).
     7.16 No Restrictive Agreement. Enter into, or permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or imposes materially adverse conditions upon, any of the following by Borrower or any such Subsidiary: (a) the incurrence or payment of Debt, (b) the granting of Liens to secure the Obligations, (c) the declaration or payment of Restricted Payments or other distributions in respect of Capital Stock of any Subsidiary, or (d) the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible, that is more restrictive than this Agreement, other than restrictions existing by reason of: (i) customary restrictions and conditions contained in the document relating to any Permitted Lien, so long as such restrictions and conditions relate only to the specific asset subject to such Permitted Lien, (ii) prohibitions and restraints existing solely as a result of applicable law, (iii) any restrictions existing under any other agreements or contracts in effect on the Closing Date, (iv) any restrictions imposed by any agreement relating to Permitted Debt to the extent that such restrictions apply only to the property or assets securing such Permitted Debt, (v) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (viii) customary restrictions and conditions contained in any agreement relating to the sale of any Asset permitted under Section 7.7 pending the consummation of such sale, (ix) any agreement in effect with respect to any entity at the time such becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; or (x) any restrictions existing under any agreement that amends, refinances or replaces any agreement containing restrictions permitted under preceding clauses (i) — (ix), provided that the terms and conditions of any such agreement are no less favorable to Borrower or any of its Subsidiaries than those under the agreement so amended, refinanced or replaced.
     7.17 Modifications of Governing Documents. Amend, supplement, restate, or otherwise modify its Governing Documents in any way materially adverse to the Lenders.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES
     8.1 Events of Default. The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:
          (a) Borrower fails to pay when due any payment of principal or interest due on the Loans, the Fees, any Expenses, or any other amount payable hereunder or under any Loan Document;
          (b) Borrower fails to observe or perform any of the covenants and agreements set forth in Section 6.2 or 6.3, or Article 7;
          (c) Borrower fails to observe or perform any covenant or agreement set forth in this Agreement or the Loan Documents (other than those covenants and agreements described in Sections 8.1(a) and 8.1(b)), and such failure continues for thirty (30) days after the earlier to occur of (i) Borrower obtaining Knowledge of such failure or (ii) Administrative Agent’s dispatch of notice to Borrower of such failure;
          (d) Any representation, warranty or certification made by Borrower or any officer or employee of Borrower in this Agreement or any Loan Document (other than Bank Product Agreements), in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document (other than Bank Product Agreements) proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;
          (e) Borrower or any of its Subsidiaries shall (i) fail under any agreement, document or instrument to pay the principal, or any principal installment, of any present or future Debt for borrowed money of Five Hundred Thousand Dollars ($500,000) or more, or any guaranty of present or future Debt for borrowed money of Five Hundred Thousand Dollars ($500,000) or more, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fail to perform or observe any other term, covenant or other provision of any agreement, document or instrument binding upon Borrower if, as a result of such failure, any Person has the right to accelerate the indebtedness of Borrower or such Subsidiary in an amount in excess of Five Hundred Thousand Dollars ($500,000) or otherwise require the payment of any amount in excess of Five Hundred Thousand Dollars ($500,000) to be paid prior to the date when such amount would otherwise become due;
          (f) Borrower commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

          (g) An involuntary Insolvency Proceeding is commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, Borrower; or (iv) an order for relief shall have been issued or entered therein;
          (h) Borrower suffers (i) one or more money judgments in the aggregate over applicable insurance coverage or (ii) one or more writs, warrants of attachment, or similar process involving Assets valued in the aggregate in excess of One Million Dollars ($1,000,000), and any of the foregoing shall continue in effect for a period of ninety (90) days without being vacated, discharged, satisfied, stayed or bonded pending appeal;
          (i) A judgment creditor obtains possession of Assets valued in the aggregate in excess of Fifty Thousand Dollars ($50,000) of Borrower by any means, including levy, distraint, replevin, or self-help, or any order, judgment or decree is entered decreeing the dissolution of Borrower;
          (j) Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for a period of ten (10) consecutive days;
          (k) A notice of lien, levy or assessment is filed of record with respect to Assets valued in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) of Borrower by any Governmental Authority, or any taxes or debts owing at any time hereafter to any Governmental Authority becomes a Lien, other than a Permitted Lien, whether inchoate or otherwise, upon Assets valued in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000) of Borrower and the same is not paid on the payment date thereof;
          (l) If Borrower’s records are prepared and kept by an outside computer service bureau on the Closing Date or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Administrative Agent, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Administrative Agent with any requested information or financial data pertaining to the Collateral, Borrower’s financial condition or the results of Borrower’s operations;
          (m) Borrower makes any payment on account of any Subordinate Debt except as otherwise permitted under the terms of the Subordination Agreement;
          (n) Any reportable event, which Administrative Agent determines constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Administrative Agent, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to terminate any Plan and in case of any event described in this Section 8.1(n), the aggregate amount of Borrower’s liability to the PBGC under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of the Consolidated Effective Tangible Effective Net Worth;
          (o) Any Change of Control occurs; or
          (p) Any of the Loan Documents fails to be in full force and effect for any reason, or Administrative Agent, for the ratable benefit of Lenders, fails to have a perfected, first priority Lien in and upon all of the Collateral assigned or pledged to Administrative Agent thereunder (other than with respect to Collateral the aggregate value of which is less than Two Hundred Fifty Thousand Dollars ($250,000)), or a breach, default or an event of default occurs under any Loan Document (other than Bank Product Agreements); or
     8.2 Remedies. Upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), each Lender’s obligation hereunder to make Loans to Borrower and Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Obligations shall become immediately due and payable without any election or action on the part of Administrative Agent, Issuing Lender or Lenders without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, Administrative Agent may or upon the request of the Majority Lenders, Administrative Agent shall, by written notice to Borrower, immediately terminate the Revolving Credit Commitments, whereupon Lenders’ obligation to make Loans to Borrower and Issuing Lender’s obligation to issue Letters of Credit shall immediately cease; and (ii) with the consent of the Majority Lenders, Administrative Agent may, or upon the request of the Majority Lenders, Administrative Agent shall, by written notice to Borrower, declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.
     8.3 Setoff. During the continuance of an Event of Default, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), subject to Section 10.15, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower, against any and all of the Obligations owing to such Lender, irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement or the Loan Documents, and although the Obligations may be unmatured or contingent or are owed to a branch or office of such Lender or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify Administrative Agent and Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     8.4 Appointment of Receiver or Trustee. Borrower hereby irrevocably agrees that Administrative Agent, for the ratable benefit of Lenders, has the right under this Agreement, upon the occurrence of an Event of Default, to seek the appointment of a receiver, trustee or similar official over Borrower to effect the transactions contemplated by this Agreement, and that Administrative Agent is entitled to seek such relief.
     8.5 Remedies Cumulative. The rights and remedies of Administrative Agent, Issuing Lender and Lenders herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.
     8.6 Application of Payments.
          (a) Subject to Section 2.2(c), Section 2.7 and Section 2.8, all payments to be made hereunder by Borrower and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Revolving Loans outstanding, then to be applied against payments owing under the Term Loan that are currently due, and, thereafter, to Borrower or such other Person entitled thereto under applicable law.
          (b) Except as otherwise provided with respect to Defaulting Lenders, Borrower and each Lender irrevocably agrees that, after the occurrence and during the continuance of an Event of Default, Administrative Agent, on behalf of the Lenders and the Bank Product Providers, shall apply any and all payments received in the following manner:
     first, to payment of fees, costs and expenses of Administrative Agent payable or reimbursable by Borrower under the Loan Documents;
     second, to payment of fees, costs and expenses of any Lender payable or reimbursable by Borrower under the Loan Documents;
     third, to pay interest due in respect of Settlements, Swing Loans and Protective Advances;
     fourth, to pay interest due in respect of all Revolving Loans (other than Settlements, Swing Loans and Protective Advances);
     fifth, to pay interest due in respect of all Term Loans;
     sixth, to pay or prepay principal due in respect of Settlements, Swing Loans and Protective Advances;

     seventh, to pay or prepay: (i) principal of the Revolving Loans (other than Settlements and Protective Advances), and (ii) any unpaid Reimbursement Obligations in respect of any outstanding Letters of Credit, as applicable;
     eighth, to pay or prepay principal due in respect of the Term Loans (in the inverse order of the maturity of the installments due thereunder);
     ninth, to pay, prepay or provide cash collateral in respect of outstanding Letters of Credit;
     tenth, to the payment of any other Obligation (including, without limitation, any Bank Product Obligations) due to Administrative Agent, any Lender or any Bank Product Provider by Borrower; and
     eleventh, any remainder shall be for the account of and paid to Borrower or such other Person entitled thereto under applicable law.
          (c) All payments to be applied in accordance with this Section 8.6 shall be so applied ratably among Lenders and Swing Lender, as applicable, based upon their applicable Pro Rata Shares and in the case of any payment in respect of any Bank Products Obligations to the applicable Bank Product Providers, ratably in proportion to the amounts owing in respect thereof.
          (d) Upon the occurrence and continuation of an Event of Default, Borrower is deemed to have irrevocably waived the right to direct the application of any and all payments received by Administrative Agent from or on behalf of Borrower and specifically waives the provisions of California Civil Code sections 1479 and 2822 or similar provisions under any other applicable law giving Borrower the right to designate application of payments.
ARTICLE 9
TAXES
     9.1 Taxes on Payments. All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding (a) any taxes imposed on any Lender under the Internal Revenue Code or similar state and local or other laws and determined by such Lender’s net income (however denominated), and any franchise taxes imposed on such Lender and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.16), any deduction or withholding in respect of tax that is imposed on amounts payable to such Foreign Lender with respect to such Loan at the time such Foreign Lender acquires an interest in the Loan or designates a new Lending Office or is attributable to such Foreign Lender’s failure (other than as a result of a change in law) to comply with Section 9.4, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office

(or assignment), to receive additional amounts from the Borrower with respect to such deduction or withholding in respect of Tax pursuant to Section 9.1 (all such non excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as “Taxes”). If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to any Lender or its Lending Office, then Borrower shall (i) increase the amount of such payment so that such Lender will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of such Lender prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrower shall make prompt payment thereof to the appropriate taxing authority.
     9.2 Indemnification For Taxes. Borrower shall indemnify each Lender for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted, provided that this Section 9.2 shall not apply to the extent any such amounts are compensated for by an increased payment under Section 9.1. This indemnification shall be made within twenty (20) days after written demand therefor. If Borrower makes a payment under Section 9.1 or this Section 9.2 for account of any Lender and such Lender reasonably determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as such Lender shall have reasonably determined to be attributable to such deduction or withholding. The amount paid by a Lender to Borrower pursuant to the immediately preceding sentence shall not exceed the amount of cash refunded to such Lender or the amount of the credit with respect to such Tax. Borrower further agrees promptly to return to a Lender the amount of any credit or refund actually paid to Borrower by such Lender if the Lender which received such credit or refund is required to repay it.
     9.3 Evidence of Payment. Within thirty (30) days after the date of payment of any Taxes, Borrower shall furnish to each Lender the original or a certified copy of a receipt evidencing payment thereof.
     9.4 Certain Withholding Taxes. Each Lender organized under the laws of the United States shall deliver to the Borrower and the Administrative Agent two (2) duly completed copies of Internal Revenue Service Form W-9 (or other evidence of an exemption from withholding) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). Each Foreign Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of any assignment pursuant to which it becomes a Lender in the case of each other Lender, and subsequently from time to time if requested in writing by Borrower (but only if at such subsequent time such Lender remains lawfully able to do so), shall provide Borrower with whichever of the following is applicable to enable the Borrower to make the payments in respect of the Obligations without deduction or withholding in respect of Tax or, in the case of a Lender to whom payments in respect of the Obligations are not eligible for a complete exemption, at a reduced rate of deduction or withholding in respect of Tax: (a) two (2) duly completed copies of Internal Revenue Service form W-8BEN, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; (b) two (2) duly completed copies of Internal Revenue Service form W-8ECI, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code, (i) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (ii) two (2) duly completed copies of Internal Revenue Service Form W-8BEN; or (d) two (2) duly completed copies of Internal Revenue Service Form W-8IMY (together with forms listed under clauses (a) through (c). During the term of this Agreement, each Lender shall provide Borrower with such additional forms as will enable the Borrower to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements, as may be required by law or reasonably requested by Borrower. Each Lender, upon becoming aware of the occurrence of any event requiring a change in its prior certificate, shall promptly deliver to Administrative Agent for delivery to Borrower duly executed certificates to the effect that (as the case may be): (y) such Lender is not capable of receiving future payments hereunder without or at the same rate of deduction or withholding of United States federal income tax as indicated on the forms previously provided pursuant to clauses (a)-(d) above; or (z) such Lender is capable of receiving all payments hereunder without or at a reduced rate of deduction or withholding of United States federal income tax, pursuant to a treaty to which the United States is a party, pursuant to an Internal Revenue Code Section 1441(c), or pursuant to an exemption certificate received from the Internal Revenue Service, in which case two executed copies of the applicable forms described in clauses (a)-(d) above, or any successor form prescribed by the Internal Revenue Service, or such legally required number of copies of such exemption certificate shall be attached to such certificates.
ARTICLE 10
ADMINISTRATIVE AGENT AND LENDERS
     10.1 Appointment of Administrative Agent.
          (a) Each Lender hereby designates Union Bank, as Administrative Agent, to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Notes and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Administrative

Agent shall hold all Collateral and all payments of principal, interest, and Fees received pursuant to this Agreement or any Loan Document for the benefit of Lenders and the Bank Product Providers to be distributed as provided herein. Administrative Agent may perform any of its duties hereunder by or through its agents or employees.
          (b) The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders, and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.9 and 10.16). In performing its functions and duties under this Agreement and the Loan Documents, Administrative Agent shall act solely as the contractual representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.
     10.2 Nature of Duties of Agent. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement or the Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or the Loan Documents except as expressly set forth herein or therein.
     10.3 Lack of Reliance on Administrative Agent.
          (a) Independently and without reliance upon Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower, and, except as expressly provided in this Agreement, Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.
          (b) Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Loan Documents, or the Notes or the financial or other condition of Borrower or any other Person. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Loan Documents, or the Notes or the financial condition of Borrower or any other Person, or the existence or possible existence of any Unmatured Event of Default or Event of Default, unless specifically requested to do so in writing by any Lender.

     10.4 Certain Rights of Administrative Agent. Administrative Agent shall have the right to request instructions from Lenders at any time. If Administrative Agent shall request instructions from Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Majority Lenders (or such other number or percentage of Lenders as expressly provided for herein or in any other applicable Loan Document), and Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of Majority Lenders (or such other number or percentage of Lenders as necessary or as the Administrative Agent in the exercise of its Permitted Discretion shall believe is necessary under the circumstances).
     10.5 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Administrative Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower and the Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     10.6 Indemnification of Administrative Agent. To the extent Administrative Agent is not reimbursed and indemnified by Borrower, each Lender severally agrees to reimburse and indemnify Administrative Agent, in proportion to its respective share of the Obligations (determined at the time the applicable payment is sought), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.
     10.7 Administrative Agent in its Individual Capacity. With respect to its obligation to lend or issue Letters of Credit under this Agreement, the Loans made by it, the Notes issued to it and the Letters of Credit issued by it, Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms Lenders, holders of Notes, or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of the Subsidiaries or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any of the Subsidiaries for services in connection with this Agreement and the Loan Documents and otherwise without having to account for the same to Lenders.
     10.8 Holders of Notes. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefore.
     10.9 Successor Administrative Agent.
          (a) Administrative Agent may, upon twenty (20) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Administrative Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Majority Lenders shall have the right, upon five (5) days’ notice and approval by Borrower (which approval shall not be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing, in which event approval by Borrower shall not be required, to appoint a successor Administrative Agent. If no successor Administrative Agent (i) shall have been so appointed by the Majority Lenders, and (ii) shall have accepted such appointment within forty five (45) days after the retiring Administrative Agent’s giving of notice of resignation, then, upon five (5) days’ notice to Lenders and Borrower, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.
          (b) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
          (c) In the event of a material breach by Administrative Agent of its duties hereunder, Administrative Agent may be removed by the Majority Lenders for cause and the provisions of this Section 10.9 shall apply to the appointment of a successor Administrative Agent.
     10.10 Collateral Matters.
          (a) Subject to the provisions of Section 11.4, each Lender authorizes and directs Administrative Agent to enter into the Loan Documents (other than this Agreement) for the benefit of Lenders. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by Administrative Agent in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by Administrative Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Loan Documents.
          (b) Lenders hereby authorize Administrative Agent, at its option and in its Permitted Discretion to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of Lenders’ and Issuing Lender’s obligations hereunder, and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement upon receipt of the Net Cash Proceeds of such sale by Administrative Agent to the extent required by the terms of this Agreement if Borrower certifies to Administrative Agent that the sale or disposition is made in compliance with the terms hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) if approved, authorized or ratified in writing by all Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.
          (c) Upon any sale and transfer of Collateral which is permitted pursuant to the terms of this Agreement, or consented to in writing by all Lenders, and upon at least five (5) Business Days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by all Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all Expenses incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
          (d) Administrative Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 10.10 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.
     10.11 Actions with Respect to Defaults. In addition to Administrative Agent’s right to take actions on its own accord as permitted under this Agreement, Administrative Agent shall take such action with respect to an Unmatured Event of Default or Event of Default as shall be directed by the Majority Lenders; provided that until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall in its Permitted Discretion deem advisable and in the best interests of Lenders.
     10.12 Delivery of Information. Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from Borrower, any Lender or any other Person under or in connection with this Agreement or any Loan Document except (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
     10.13 Register. Administrative Agent, on behalf of Borrower, shall maintain at the address of Administrative Agent referred to in Section 2.12 a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, and any Notes evidencing the Loans owned by, each Lender from time to time. Notes and the Loans evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer on the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of such Loan(s) and the Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note(s) evidencing such Loan(s), accompanied by a duly executed agreement effecting the assignment, and thereupon (if requested by the Assignee Lender) one or more new Note(s) in the same aggregate principal amount shall be issued to the designated Assignee Lender(s) and the old Note(s) shall be returned by Administrative Agent to Borrower marked cancelled. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder (whether or not evidenced by a Note) as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available to inspection by any Lender at any reasonable time upon reasonable prior notice.

     10.14 Issuing Lender. The provisions of this Article 10 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to Administrative Agent.
     10.15 Sharing of Payments, Etc. If any Lender or the Issuing Lender shall obtain any payment whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise in excess of its ratable share of payments on account of the Loans or Reimbursement Obligations or other obligations owing to any or all Lenders, Issuing Lender and the L/C Participants, then such Lender or the Issuing Lender, as the case may be, shall forthwith purchase (for the face amount) from the other Lenders such participations in the Loans or Reimbursement Obligations owing to them as shall be necessary to cause such purchasing Lender or the Issuing Lender, as the case may be, to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender or the Issuing Lender, as the case may be, such purchase from each Lender shall be rescinded and such Lender or the Issuing Lender, as the case may be, shall repay to the purchasing Lender or the Issuing Lender, as the case may be, the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender or the Issuing Lender, as the case may be, in respect of the total amount so recovered. Borrower agrees that any Lender or the Issuing Lender, as the case may be, purchasing a participation from another Lender pursuant to this Section, may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or the Issuing Lender, as the case may be, were the direct creditor of the Borrower in the amount of such participation.
     10.16 Replacement of Affected Lenders. If any Lender (other than Administrative Agent) (x) is owed a material amount of increased costs under Section 2.6 or additional amounts under Section 9.1 or ceases to be obligated to make LIBOR Lending Rate Loans as a result of the operation of Sections 2.7 or 2.8, (y) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved pursuant to Section 11.4 by the Majority Lenders; or (z) is a Defaulting Lender, then Administrative Agent or Borrower shall have the right, but not the obligation, to replace such Lender (the “Replaced Lender”) with one or more Eligible Assignees (collectively, the “Replacement Lender”) provided, that:
          (a) at the time of any replacement pursuant to this Section 10.16, the Replacement Lender shall enter into an Assignment and Acceptance pursuant to Section 11.5(c) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all unpaid reimbursement obligations that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereof at such time, and (C) all accrued, but theretofore unpaid fees owing to the Replaced Lender, and (y) Administrative Agent, the registration and processing fee set forth in Section 11.5(c);

          (b) all obligations of Borrower owing to the Replaced Lender (other than those specifically described in preceding clause (a) in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid by Borrower in full to such Replaced Lender concurrently with such replacement; and
          (c) upon the execution of the Assignment and Acceptance pursuant to preceding clause (a) and the payment of amounts referred to in preceding clauses (a) and (b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provision of this Agreement and the other Loan documents, which shall survive as to such Replaced Lender.
ARTICLE 11
MISCELLANEOUS
     11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 11.1. Each such notice, request or other communication shall be effective (a) if delivered in person, when delivered, (b) if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 1:00 p.m. (Pacific time), otherwise on the next Business Day, (c) if delivered electronically, upon receipt thereof by the recipient; (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (e) if mailed, upon the third (3rd) Business Day after the date deposited into the U.S. Mail, certified or registered; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Administrative Agent pursuant to Article 2 and notices to Issuing Lender pursuant to Article 3 shall not be effective until received by a Responsible Officer of Administrative Agent or Issuing Lender, as the case may be; provided further that notices sent by Administrative Agent in connection with Administrative Agent’s exercise of its enforcement rights against any of its Collateral shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.
     11.2 No Waivers. No failure or delay by Administrative Agent, Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     11.3 Expenses; Documentary Taxes; Indemnification.
          (a) Borrower shall pay all Expenses within two (2) Business Days of demand.
          (b) Borrower shall pay all and indemnify Administrative Agent and Lenders against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.
          (c) Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Administrative Agent, Issuing Lender and each Lender and their respective directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an "Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys’ fees and attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Administrative Agent, Issuing Lender or any Lender is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loans, or (3) Administrative Agent’s, Issuing Lender’s and Lenders’ entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower’s operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Administrative Agent, Issuing Lender or any Lender in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person); and (iv) all losses and expenses which any Indemnified Person sustains or incurs as a result of any failure by Borrower, for any reason, to borrow any LIBOR Lending Rate Portion in accordance with the terms hereof. The indemnification set forth herein shall include, without limitation, all losses and expenses arising from interest and fees that any Lender pays to lenders of funds it obtained in order to fund the Loans to Borrower at the LIBOR Lending Rate, and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations to Administrative Agent and Lenders which is permissible under applicable law.
          (d) Borrower’s obligations under this Section 11.3 and under Section 9.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.
     11.4 Amendments and Waivers.

          (a) Neither this Agreement nor any Loan Document (other than Bank Product Agreements), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.4. Lenders may (by action of the Majority Lenders), or, with the written consent of the Majority Lenders, Administrative Agent may, on behalf of the Lenders, from time to time, (a) enter into with Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents (other than Bank Product Agreements) or (b) waive, on such terms and conditions as the Majority Lenders or Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the Loan Documents (other than Bank Product Agreements) or any Event of Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby (or, with respect to the Lenders, by the Majority Lenders, or, with the written consent of the Majority Lenders, Administrative Agent), and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given; provided, however, that no such waiver and no such amendment, supplement or modification shall:
               (i) reduce the amount or extend the scheduled date of maturity of any Loan or any installment thereof or any Reimbursement Obligation or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) in each case without the consent of each Lender affected thereby; or
               (ii) amend, modify or waive any provision of this Section 11.4 or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the Loan Documents (other than Bank Product Agreements) or (except in connection with a transaction covered by Section 10.10(b)) release all or substantially all of the Collateral, in each case without the written consent of all the Lenders; or
               (iii) amend, modify or waive any provision of Article 10 without the written consent of the then Administrative Agent; or
               (iv) amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Term Loans or the application of such prepayment amounts to the respective installments of principal under the respective Term Loans without the written consent of the Majority Term Loan Lenders; or amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts to the Revolving Loans or the application of such prepayment amounts to the respective installments of principal under the respective Revolving Loans without the written consent of the Majority Revolving Loan Lenders; or
               (v) subject to clause (i) of this Section 11.4 as it relates to reducing the amount or extending the scheduled date of maturity of any Loan or any installment thereof, amend, modify or waive any provision of (x) Section 2.1 or Section 2.10 (to the extent it relates to Revolving Loans) without the written consent of Majority Revolving Loan Lenders; or (y) Section 2.2 or Section 2.10 (to the extent it relates to Term Loans) without the written consent of Majority Term Loan; or
               (vi) subject to clause (i) of this Section 11.4 as it relates to reducing the amount or extending the scheduled date of maturity of any Reimbursement Obligation, amend, modify or waive the provisions of Article 3 without the written consent of the Majority Revolving Loan Lenders; or
               (vii) amend, modify or waive the provisions of any Letter of Credit or Article 3 without the written consent of the Issuing Lender; or
               (viii) amend, modify or waive any provision of this Agreement pertaining to Swing Lender without the written consent of Swing Lender; or
               (ix) amend, modify or waive any provision of any Loan Document that provides for the ratable sharing by the Lenders under such Loan Document (including in respect of the proceeds of any realization on the Collateral) to provide for a non-ratable sharing thereof, without the consent of the Lenders directly affected thereby; or
               (x) subordinate the Loans to any other Debt without the written consent of all of the Lenders; or
               (xi) amend or modify the definition of Obligations without the written consent of each Lender directly affected thereby; or
               (xii) amend Section 11.5 or any other provision of this Agreement in each case in any manner that would impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender.
          (b) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, Lenders, Administrative Agent and all future holders of the Loans. In the case of any waiver, Borrower, Lenders and Administrative Agent shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.
          (c) Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to the Administrative Agent for delivery to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders.

     11.5 Successors and Assigns; Participations; Disclosure.
          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such prohibited assignment or transfer by Borrower shall be void.
          (b) Each Lender may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender or to any Federal Reserve Bank, all without Borrower’s consent.
          (c) Each Lender may, at its own expense, assign to one or more Eligible Assignees all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents (other than Bank Product Agreements) with the prior written consent of Administrative Agent, Issuing Lender and Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, pursuant to an Assignment and Acceptance; provided, however, (i) any such assignment shall be in amount no less than the lesser of (x) Five Million Dollars ($5,000,000) and (y) the entire portion of the assigning Lender’s rights and obligations on this Agreement and the Loan Documents (other than Bank Product Agreements), (ii) the consent of Borrower shall not be required at any time an Event of Default has occurred and is continuing, and (iii) the consent of Issuing Lender shall not be required unless such assignment is in respect of any portion of the Revolving Loans and/or the Revolving Credit Commitment. In the event of any such assignment by any Lender pursuant to this Section 11.5(c), such Lender’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by such Lender’s assignee to the extent provided for in the Assignment and Acceptance. Upon its receipt of an Assignment and Acceptance effecting an assignment pursuant to and in accordance with this Section 11.5(c) duly executed by an assigning Lender and an assignee Lender (and by Administrative Agent), together with payment by the assigning Lender or the assignee Lender to Administrative Agent of a registration and processing fee of Three Thousand Five Hundred Dollars ($3,500), Administrative Agent shall promptly accept such assignment and, on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to Lenders and Borrower. Any purported assignment or transfer by a Lender that does not comply with this Section 11.5(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in accordance with Section 11.5(d) below. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.5(c) concerning assignments of Loans and Notes relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          (d) Each Lender may at any time sell to one or more Persons (other than a natural person or Borrower or one or any of its Affiliates or Subsidiaries (each a “Participant”) participating interests in the Commitments, Loans, the Letters of Credit and in any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.6 and Article 9 with respect to its participating interest, provided that a Participant shall not be entitled to receive any greater payment under Section 2.6 or Article 9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Article 10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.4 as though it were a Lender. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) and (viii) of the proviso to Section 11.4 that affects such Participant.
          (e) Borrower authorizes each Lender to disclose to any assignee under Section 11.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement; provided that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 11.6.
          (f) Borrower agrees that Administrative Agent may use Borrower’s name(s) in advertising and promotional materials, and in conjunction therewith, Administrative Agent may disclose the amount of the Loans and the purpose thereof.
     11.6 Confidentiality. Administrative Agent and each Lender agrees to keep confidential any Information (as defined below) relating to Borrower and the Subsidiaries previously delivered or delivered from time to time by Borrower hereunder; provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing such Information: (a) to any other party hereto or any Affiliate of Administrative Agent or such Lender or any actual or potential Transferee that agrees to be bound by this Section 11.6, (b) to the extent required by applicable law or regulation or upon order, subpoena, or other process of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having or purporting to have jurisdiction over Administrative Agent or any Lender, (d) which has been publicly disclosed (other than by Administrative Agent or any Lender or any Transferee unless such disclosure was otherwise permitted hereunder), (e) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party, (f) in connection with the exercise of any remedy, or the resolution of any dispute, hereunder or under any Loan Document, (g) to the respective partners, directors, officers, employees, agents, advisors, legal counsel, certified public accountants and other representatives for Administrative Agent or any Lender or (h) as otherwise permitted by Borrower or as expressly contemplated by this Agreement. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.7 Counterparts; Effectiveness; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be effective when executed by each of the parties hereto. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     11.8 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.
     11.9 Knowledge. For purposes of this Agreement, an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrower will be deemed to have knowledge of a particular fact or other matter if the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other such officer of Borrower has, or at any time had, knowledge of such fact or other matter.
     11.10 Additional Waivers.
          (a) Borrower agrees that checks and other instruments received by Administrative Agent in payment or on account of the Obligations constitute only conditional payment until such items are actually paid to Administrative Agent and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Administrative Agent or any Lender on account of the Obligations and Borrower agrees that Administrative Agent shall have the continuing exclusive right to apply and reapply such payments in any manner as Administrative Agent may deem advisable, notwithstanding any entry by Administrative Agent or any Lender upon its books.

          (b) Except as expressly contemplated by this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable.
          (c) Administrative Agent and Lenders shall not in any way or manner be liable or responsible for (i) the safekeeping of any Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever, or (v) any special, exemplary, punitive or consequential damages arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. All risk of loss, damage or destruction of any Collateral shall be borne by Borrower.
     11.11 Destruction of Borrower’s Documents. Any documents, schedules, invoices or other papers delivered to Administrative Agent may be destroyed or otherwise disposed of by Administrative Agent and Lenders six (6) months after they are delivered to or received by Administrative Agent, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.
     11.12 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN BANK PRODUCT AGREEMENTS) (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN BANK PRODUCT AGREEMENTS) SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE

LENDERS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.12.
          (c) TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH ANY CLAIM, CAUSE OF ACTION, PROCEEDING OR OTHER DISPUTE CONCERNING THE LOAN DOCUMENTS (OTHER THAN BANK PRODUCT AGREEMENTS) (EACH A “CLAIM”), BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS HEREBY INTENTIONALLY, AND DELIBERATELY WAIVE ANY RIGHT THAT EACH OF THEM MAY OTHERWISE HAVE TO TRIAL BY JURY. IN THE EVENT THAT THE WAIVER OF JURY TRIAL SET FORTH IN THE PREVIOUS SENTENCE IS NOT ENFORCEABLE UNDER THE LAW APPLICABLE TO THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS AGREE THAT ANY CLAIM, INCLUDING ANY QUESTION OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE STATE LAW APPLICABLE TO THIS AGREEMENT. BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS CANNOT AGREE UPON A REFEREE, THE COURT SHALL APPOINT THE REFEREE. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION 11.12(c) SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY, UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION 11.12(c). BORROWER, ADMINISTRATIVE AGENT, ISSUING LENDER AND THE LENDERS ACKNOWLEDGE THAT IF A REFEREE IS SELECTED TO DETERMINE THE CLAIMS, THEN THE CLAIMS WILL NOT BE DECIDED BY A JURY.
     11.13 Patriot Act. Each of Administrative Agent and each Lender is subject to the Patriot Act and hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow it to identify Borrower in accordance with the Patriot Act.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOTORCAR PARTS OF AMERICA, INC., a New York corporation
By:	/s/ Selwyn Joffe
	Name:	Selwyn Joffe
	Title:	Chief Executive Officer

Address for notices:

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attn: David Lee
Telephone: (310) 972-5141
Facsimile: (310) 347-4369

With copy to:

Michael Umansky
Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Revolving Credit and Term Loan Agreement

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UNION BANK, N.A., in its capacities as Administrative Agent, Issuing Lender and a Lender
By:	/s/ Cary Moore
Cary Moore, Senior Vice President

Address for notices: 445 South Figueroa Street, 10th Floor Los Angeles, California 90071 Attn: Cary Moore, Senior Vice President Telephone: (213) 236-4033 Facsimile: (213) 236-7637
Revolving Credit and Term Loan Agreement

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BRANCH BANKING & TRUST COMPANY, a North Carolina banking corporation, in its capacity as a Lender
By:	/s/ Roberts A. Bass

Address for notices: 200 West Second Street Winston Salem, North Carolina 27101 Attn: Wendy Gerringer Telephone: (336) 733-2734 Facsimile: (336) 733-2740
Revolving Credit and Term Loan Agreement

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